UNITED STATES SECURITIES AND EXCHANGE COMMISSION

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Watsco, Inc.

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Watsco, Inc.

2665 South Bayshore Drive, Suite 901

Miami, Florida 33133

NOTICE OF THE 2021 ANNUAL MEETING OF SHAREHOLDERS

Date:	Monday, June 7, 2021

Time:	9:00 a.m., Eastern Daylight Time

Place:	Watsco, Inc. Corporate Office 2665 South Bayshore Drive, Suite 901 Miami, Florida 33133

Purpose:	1. For our holders of Common stock to elect one director and for our holders of Class B common stock to elect two directors.

2. To consider and act upon a proposal to approve the Watsco, Inc. 2021 Incentive Compensation Plan.

3. To consider and vote on the advisory resolution regarding the compensation of our named executive officers.

4. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2021 fiscal year.

5. To consider any other business that is properly presented at the meeting or any adjournments thereof.

Who May Vote:	You may vote if you were a record owner of our Common stock (NYSE: WSO) or our Class B common stock (NYSE: WSOB) at the close of business on April 9, 2021.

Proxy Voting:	Whether or not you expect to be present at the meeting, please sign and date the enclosed proxy card and return it in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

By order of the Board of Directors,

BARRY S. LOGAN

Executive Vice President and Secretary

April 30, 2021

This is an important meeting, and all shareholders of record as of April 9, 2021 are invited to attend the meeting and vote in person. We respectfully urge those shareholders who are unable to attend the meeting in person to execute and return the enclosed proxy card as promptly as possible in the enclosed return envelope. No postage is required if mailed in the United States. Any shareholder who executes a proxy card may nevertheless attend the meeting, revoke his or her proxy and vote his or her shares in person.

NOTICE: Brokers are not permitted to vote on any of the proposals contained in this Proxy Statement (other than proposal 4) without instructions from the beneficial owner of shares entitled to vote at the meeting. Therefore, if you hold your shares through a broker, bank or other nominee and you do not vote your shares in one of the ways described in this Proxy Statement, then your shares will not be voted in respect of any proposal contained in this Proxy Statement (other than, in the discretion of your nominee, proposal 4).

*	To be voted on at the meeting.

WATSCO, INC.

2665 South Bayshore Drive, Suite 901

Miami, Florida 33133

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the

Annual Shareholders’ Meeting to Be Held on June 7, 2021

The Company’s 2020 Annual Report and this Proxy Statement are available at:

www.watsco.com

You are receiving this Proxy Statement because you owned shares of Watsco, Inc. Common stock or Class B common stock as of April 9, 2021, which entitles you to vote those shares at our 2021 annual meeting of shareholders. Our Board of Directors (referred to as the Board), is soliciting proxies from shareholders who wish to vote their shares at the meeting. By using a proxy, you can vote even if you do not attend the meeting. This Proxy Statement describes and provides information about the matters on which you are being asked to vote so that you can make an informed decision. Watsco, Inc. is referred to in this document as Watsco, we, us, our, and the Company.

This Proxy Statement and the enclosed form of proxy are first being mailed to our shareholders on or about April 30, 2021. Shareholders should review the information contained in this Proxy Statement together with our 2020 Annual Report which accompanies this Proxy Statement.

Our Internet website and the information contained therein or linked thereto are not incorporated by reference or otherwise made a part of this Proxy Statement.

INFORMATION ABOUT OUR ANNUAL MEETING

When and where is the annual meeting?

The annual meeting will be held on Monday, June 7, 2021, at 9:00 a.m., Eastern Daylight Time at the Watsco, Inc. Corporate Office, 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133.

Who may attend the annual meeting?

Shareholders of record as of April 9, 2021 (which we refer to as the record date), or their duly appointed proxies, and our invited guests are permitted to attend the annual meeting. To gain admittance, you must bring valid photo identification to the meeting, and we will verify your name against our shareholder list. If a broker or other nominee holds your shares and you plan to attend the meeting, you must bring (1) a brokerage statement evidencing your share ownership as of the record date, (2) a legal proxy from the broker to vote the shares that are held for your benefit, and (3) valid photo identification.

What is the purpose of the annual meeting?

Our 2021 annual meeting will be held for the following purposes:

1. To	vote on the election of directors as follows:

a.	for the holders of Common stock to elect George P. Sape to serve as a director until our 2024 annual meeting of shareholders, or until his successor is duly elected and qualified; and

b.

for the holders of Class B common stock to elect Aaron J. Nahmad and Albert H. Nahmad to serve as directors until our 2024 annual meeting of shareholders, or until their respective successors are duly elected and qualified.

2.	To consider and vote upon a proposal to approve the Watsco, Inc. 2021 Incentive Compensation Plan.

3.	To consider and vote on the advisory resolution regarding the compensation of our named executive officers.

4.	To ratify the appointment of KPMG LLP (referred to as KPMG) as our independent registered public accounting firm for the 2021 fiscal year.

5.	To vote on such other business, if any, as may properly come before the meeting or any adjournments thereof.

Who may vote?

The Board set April 9, 2021 as the record date for the annual meeting. Holders of Watsco Common stock or Class B common stock at the close of business on the record date are entitled to vote their shares at the annual meeting, or any postponements or adjournments of the annual meeting.

There were 32,904,587 shares of our Common stock and 5,755,762 of Class B common stock issued and outstanding as of the record date, all of which are entitled to be voted at the annual meeting.

A list of shareholders will be available at our corporate office at 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133 during the ten days immediately preceding the annual meeting, and this list will be available at the annual meeting itself for examination by any shareholder entitled to attend the annual meeting.

What are the voting rights of Watsco shareholders?

Holders of our Common stock are entitled to one (1) vote per share, and holders of our Class B common stock are entitled to ten (10) votes per share on each matter that is submitted to shareholders for approval, except with respect to the election of directors as described below.

Election of Directors

Holders of our Common stock vote separately to elect 25% of our number of directors (rounded up to the next whole number), which is presently three (3) directors. Holders of our Class B common stock vote separately to elect 75% of our number of directors (rounded down to the next whole number), which is presently six (6) directors.

Other Matters

Other than with respect to the election of directors, holders of our Common stock and our Class B common stock vote on a combined basis on all other matters or as otherwise required by applicable law.

How do I vote?

Shareholders of Record. You are a shareholder of record if you are registered as a shareholder with our transfer agent, American Stock Transfer & Trust Company, LLC. Shareholders of record may vote their shares by the internet, telephone, or by mail. To vote in person, you must attend our annual meeting, bring valid photo identification, and deliver your completed proxy card in person.

Beneficial Shareholders. You are a beneficial shareholder if a brokerage firm, bank, trustee or other agent, referred to as a “nominee,” holds your shares. This is often called ownership in “street name” because your name does not appear on the list of our registered shareholders maintained by our transfer agent. If you hold shares in street name, you will receive voting instructions from your nominee. If you are a beneficial shareholder and would like to vote in person, then you must attend our annual meeting, bring valid photo identification, bring a brokerage statement validating your share ownership as of the record date, and obtain a legal proxy from your nominee to vote the shares that are held for your benefit, attach it to your completed proxy card and deliver it in person.

How do I revoke my proxy and change my vote?

A shareholder of record may revoke a proxy by giving written notice of revocation to our Secretary at our corporate office before the meeting, by delivering a duly executed proxy bearing a later date or by voting in person at the annual meeting. If you are a beneficial shareholder, you may revoke your proxy and change your vote by following your nominee’s procedures for revoking or changing your proxy.

What are the voting recommendations of the Board?

The Board recommends that you vote:

•	FOR the election of each of the director nominees named in this Proxy Statement.

•	FOR approval of the Watsco, Inc. 2021 Incentive Compensation Plan.

•	FOR approval of the advisory resolution regarding the compensation of our named executive officers.

•	FOR ratification of KPMG as the Company’s independent registered public accounting firm for the 2021 fiscal year.

What happens if I submit or return my proxy card without voting?

When you properly submit your proxy, the shares it represents will be voted at the annual meeting in accordance with your directions. If you properly submit your proxy with no directions, the proxy will be voted:

•	FOR the election of each of the director nominees named in this Proxy Statement;

•	FOR approval of the Watsco, Inc. 2021 Incentive Compensation Plan;

•	FOR approval of the advisory resolution regarding the compensation of our named executive officers;

•	FOR ratification of KPMG as the Company’s independent registered public accounting firm for the 2021 fiscal year; and

•

In accordance with the recommendation of our Board of Directors “FOR” or “AGAINST” all other business as may properly be brought before the annual meeting and at any adjournments or postponements of the annual meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of our outstanding shares of Common stock and Class B common stock (referred to as common stock) as of the record date will constitute a quorum, permitting the conduct of business at the annual meeting.

If less than a majority of the outstanding shares of common stock is represented at the annual meeting, a majority of the shares so represented may adjourn the annual meeting to another date, time or place. Notice need not be given of the new date, time or place if announced at the annual meeting before an adjournment is taken, unless the Board, after adjournment, fixes a new record date for the annual meeting (in which case a notice of the adjourned meeting will be given to shareholders of record on such new record date, each of whom would be entitled to vote at the adjourned meeting).

How many votes are needed for the proposals to pass?

Election of Directors

Under our Second Amended and Restated By-Laws (referred to as our By-Laws), if a quorum is present, to be elected as a director, a nominee must receive a majority of the votes of Common stock and Class B common stock, voting as separate classes to the extent they are entitled to vote on a nominee, cast in favor of such nominee’s election.

A properly executed proxy marked “WITHHOLD VOTE” with respect to the election of a director nominee will have the effect of a vote AGAINST the election of such nominee. Shareholders do not have the right to cumulate their votes for directors.

Approval of the Watsco, Inc. 2021 Incentive Compensation Plan

If a quorum is present, approval requires that a majority of the votes cast at the annual meeting are cast “FOR” approval.

Approval of the Advisory Resolution Regarding the Compensation of our Named Executive Officers

If a quorum is present, approval requires that a majority of the votes cast at the annual meeting are cast “FOR” approval.

Ratification of KPMG as our independent auditor

If a quorum is present, ratification of the appointment of our independent registered public accounting firm requires that a majority of the votes cast at the annual meeting are cast “FOR” ratification.

What is the effect of abstentions?

Proxies received but marked “ABSTAIN” will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum, but abstentions will not have an effect on the outcome of any proposal. As noted above, however, a properly executed proxy marked “WITHHOLD VOTE” with respect to the election of a director nominee will have the effect of a vote AGAINST the election of such nominee.

What are “broker non-votes” and what effect do they have on the proposals?

Broker non-votes occur when a broker, bank, or other nominee holds shares in “street name” for a beneficial owner and that nominee does not vote the shares because it (i) has not received voting instructions from the beneficial owner and (ii) lacks discretionary voting power to vote those shares with respect to a particular proposal. Broker non-votes are counted for purposes of determining whether or not a quorum exists for the transaction of business but will not be counted as votes cast “for” or “against” any proposal and will have no effect on the voting results for any proposal.

A broker is entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares, which include the proposal to ratify KPMG as our independent public accounting firm for the 2021 fiscal year. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters, which include Proposal No. 1, Proposal No. 2, and Proposal No. 3 described in this Proxy Statement.

If you hold your shares in street name, it is critical that you provide your broker, bank, or other nominee with instructions on how to cast your vote if you want it to count in the election of directors (Proposal No. 1), in the approval of the Watsco, Inc. 2021 Incentive Compensation Plan (Proposal No. 2), and with respect to the advisory resolution (Proposal No. 3) described in this Proxy Statement. If you hold your shares in street name, and you do not instruct your broker, bank, or other nominee how to vote, then it will not be voted for the election of directors, for the approval of the Watsco, Inc. 2021 Incentive Compensation Plan, or with respect to the advisory resolution.

If any other routine matters are properly brought before the annual meeting in addition to Proposal No. 4, then brokers holding shares in street name may vote those shares in their discretion for any such routine matters.

Who tabulates the votes?

Prior to the annual meeting, we will select one or more inspectors of election for the meeting. Such inspector(s) will determine the number of shares of Common stock and Class B common stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof.

Who pays the cost of this proxy solicitation?

We pay the cost of soliciting your proxy, and we reimburse brokerage firms and others for forwarding proxy materials to you. In addition to solicitation by mail, we may also solicit proxies by letter, facsimile, e-mail, telephone, or in person. Our directors, officers, and employees may participate in the solicitation of proxies without additional consideration.

DIRECTORS & EXECUTIVE OFFICERS

Directors & Executive Officers

Our Amended and Restated Articles of Incorporation and our By-laws provide that our Board shall consist of no fewer than three nor more than nine members, and that it shall be divided, as nearly as possible into three equal divisions, each of which serves for a three-year term. We refer to directors elected by holders of our Common stock as Common Directors and we refer to directors elected by holders of our Class B common stock as Class B Directors.

The names of our directors, executive officers and director nominees and their respective ages, positions (including designation as a Common Director or Class B Director), biographies and, in the case of directors, their qualifications to serve as directors, are set forth below.

Name	Age	Position	Expiration of Term
Cesar L. Alvarez	73	Class B Director and Co-Vice Chairman of the Board	2023
J. Michael Custer	58	Class B Director	2022
Denise Dickins	59	Class B Director	2023
Brian E. Keeley	76	Common Director	2023
Barry S. Logan	58	Executive Vice President, Planning & Strategy and Secretary
Ana M. Menendez	56	Chief Financial Officer & Treasurer
Bob L. Moss	73	Class B Director and Co-Vice Chairman of the Board	2022
Steven (Slava) Rubin	42	Common Director	2022

Director Nominees (1)
Aaron J. Nahmad	39	President and Class B Director	2021
Albert H. Nahmad	80	Chairman & Chief Executive Officer and Class B Director	2021
George P. Sape	76	Common Director	2021

(1)	Each nominee has been reviewed and recommended for nomination by our Nominating & Governance Committee and has consented to serve as a director if elected.

Cesar L. Alvarez rejoined the Board in 2017 after having previously served as a Watsco director from 1997 to 2015. Mr. Alvarez is Senior Chairman of the international law firm of Greenberg Traurig, P.A. (“Greenberg”). He previously served as Greenberg’s Chief Executive Officer from 1997 until his election as Executive Chairman in 2012. During his 15-year tenure as Chief Executive Officer and Executive Chairman, he, together with his partners, led the firm to become one of the top ten law firms in the United States by leading its growth from 260 lawyers to approximately 1,850 lawyers in more than 36 locations in the United States, Europe, Asia and Latin America. Mr. Alvarez holds degrees in law, as well as a Master in Business Administration. He brings significant entrepreneurial expertise, management experience, and knowledge from his many years of corporate governance experience, both counseling and serving on the boards of directors of other publicly traded companies. Mr. Alvarez serves on the boards of Intrexon Corporation n/k/a Precigen, Inc. (chair of the nominating and governance committee) and The St. Joe Company (member of the governance committee). He also served as Chairman and director of Mednax, Inc. through July 2020. Mr. Alvarez serves as our Co-Vice Chairman of the Board and is a member of the Strategy Committee.

J. Michael Custer joined the Board in December 2018. Mr. Custer currently leads the tax services practice as a Principal at Kaufman Rossin, one of the nation’s top 100 accounting firms, which he joined in 2001. Prior to his tenure at Kaufman Rossin, Mr. Custer was a partner at Deloitte, which he joined in 1985. Mr. Custer brings financial, accounting, and tax skills along with leadership development and management expertise to the Board. Mr. Custer is a certified public accountant. Mr. Custer is a member of the Audit Committee.

Dr. Denise Dickins has served as a Board member since 2007. Since 2006, she has been employed by East Carolina University where she is a Professor of Accounting and Auditing, teaching courses in auditing and corporate governance. From 2002 to 2006, while earning her Ph.D., she was an instructor of various accounting courses at Florida Atlantic University. Prior to that, she served in varying capacities with Arthur Andersen LLP from 1983 to 2002, including Partner in Charge of the South Florida Audit Division. Dr. Dickins is a certified public accountant and certified internal auditor and has served on the board of several publicly traded companies. Dr. Dickins brings auditing and accounting, social, and corporate governance skills to the Board. She serves as chair of the Audit Committee and Compensation Committee and is a member of the Nominating & Governance Committee.

Brian E. Keeley was appointed to the Board in 2018. Mr. Keeley is the President and Chief Executive Officer of Baptist Health South Florida, Inc. (“Baptist Health”), the largest not-for-profit healthcare organization in South Florida, with 10 hospitals, a network of more than 50 outpatient facilities and one of the nation’s largest international programs. Under his leadership, Baptist Health implemented transformational technologies throughout its organization and has been rated among Fortune’s “100 Best Companies to Work For” in America. Mr. Keeley is a former member and board chair of the Miami Branch of the Federal Reserve Bank of Atlanta. He is a member of the Audit Committee and the Strategy Committee. Mr. Keeley brings significant management, social, financial, and technology execution skills to our Board.

Barry S. Logan has served as our Executive Vice President, Planning & Strategy since September 2019 and previously served as a Watsco director from 2011 to 2018. Mr. Logan served as Senior Vice President from 2003 to 2019, as Vice President of Finance and Chief Financial Officer from 1997 to 2003, as Treasurer from 1996 to 1998 and in other capacities beginning in 1992. Mr. Logan is a certified public accountant. Mr. Logan was Watsco’s fourth corporate employee and is an integral participant in the Company’s business development initiatives, financial, and other strategic activities during his 29-year career. He is also the principal contact for engagement with our shareholders.

Ana M. Menendez has served as our Chief Financial Officer and Treasurer since 2003, as Treasurer since 1998, and as Assistant Secretary since 1999. Ms. Menendez is a certified public accountant. Ms. Menendez supervises all financial and accounting aspects of the Company, including taxes, risk management, benefits, treasury and cash management, the Company’s system of internal control and other compliance activities. She also is the leader and principal contact for the Company’s banking relationships and actively participates at a senior level in a variety of strategic activities. Ms. Menendez served on the Advisory Board of the College of Education at Florida International University from 2013 through 2015. She is a member and former board chair of the Miami branch of the Federal Reserve Bank of Atlanta.

Bob L. Moss rejoined the Board in 2014 after having previously served as a director from 1992 to 2012. Mr. Moss is a dynamic leader and has built a successful career in the construction industry over the span of approximately 50 years. He is the Founder, Chairman, and Chief Executive Officer of Moss & Associates LLC, which is one of the largest general contractors in the Southern United States with 10 offices and over 600 employees that generates more than $1 billion in annual revenues. Mr. Moss previously served as Chairman of the Board and Chief Executive Officer of Centex Construction Group (“Centex”), where he spent 23 years building Centex into the largest domestic general building contractor in the nation. Mr. Moss is the Lead Independent Director and serves as our Co-Vice Chairman of the Board and chair of the Nominating & Governance Committee. Mr. Moss brings entrepreneurial skills, leadership development experience, and a wealth of knowledge of the construction industry, including environmental matters, to our Board.

Steven (Slava) Rubin was appointed to the Board in March 2018. Mr. Rubin is co-founder of humbition, an early-stage operators venture fund built by founders, for founders. He is also co-founder of Vincent, an online platform to discover and diligence the vast world of alternative investments. Mr. Rubin previously founded Indiegogo, Inc. (“Indiegogo”), a company dedicated to empowering people from all over the world to make their ideas a reality. As Chief Executive Officer for more than 10 years since inception in 2006, Mr. Rubin grew Indiegogo from an idea to over 500,000 campaigns and more than $1 billion distributed around the world. Prior to Indiegogo, he was a strategy consultant working on behalf of clients such as MasterCard, Goldman Sachs and FedEx. He is also the founder of “Music Against Myeloma,” a charity that raises funds and awareness for cancer research in partnership with the International Myeloma Foundation. Mr. Rubin is a graduate of The Wharton School at the University of Pennsylvania. He currently serves as a member of the board for Indiegogo. Mr. Rubin is an innovative technologist who brings entrepreneurial, management, and strategic insights to the Board. He is a member of the Compensation Committee and Strategy Committee.

Director Nominees

Aaron J. (A.J.) Nahmad has served as the President of the Company since 2016 and as a director since 2011. He served as Vice President of Strategy & Innovation from 2010 until 2016 and as Director of Global Business Development beginning in 2005. He holds a B.A. from the University of Pennsylvania and a M.B.A. from New York University’s Leonard N. Stern School of Business. He is the son of Albert H. Nahmad. A.J. Nahmad has led the transformation of Watsco into a technology-enabled business. His promotion to President in 2016 recognized this leadership and acknowledged the importance of the successful execution and adoption of these innovations across the Watsco enterprise. He is a member of the Strategy Committee.

Albert H. Nahmad has been the visionary founder and leader of Watsco for more than 40 years, having served as our Chairman and Chief Executive Officer since 1972. Among his many contributions, Mr. Nahmad has been instrumental in the scaling of our business through acquisitions, the cultivation of strategic vendor relationships, and the development of Watsco’s entrepreneurial culture. In 1988 Mr. Nahmad made the decision to pivot the Company’s strategic focus from manufacturing to distribution of HVAC/R products. Since that time through the record date, April 9, 2021, Watsco’s market capitalization has grown from $22 million to $10.6 billion, and its compounded annual growth rate of total shareholder return has been 19%. With revenues of $5.1 billion in 2020, Watsco has solidified its place as the industry leader and has approximately 5,800 employees serving approximately 100,000 active contractor customers through a branch network of 600 locations. He serves as chair of the Strategy Committee.

George P. Sape rejoined the Board in 2015 and previously served as a Watsco director from 2003 to 2014. Mr. Sape retired in 2015 as the Managing Partner of Epstein Becker and Green, P.C., a New York-based law firm, after 29 years. Mr. Sape previously served as Vice President and General Counsel for Organizations Resources Counselors, Inc., a consulting services provider to several Fortune 500 companies and has served as counsel or as an advisor to various congressional committees related to labor, education and public welfare. Mr. Sape brings core leadership, governance, and social experience to the Board. Mr. Sape is a member of the Compensation Committee and Nominating & Governance Committee.

Director Skills & Experience and Demographic Background

The table below details the skills and experience each director brings to our Board:

Skills / Experience	Cesar L. Alvarez	J. Michael Custer	Denise Dickins	Brian E. Keeley	Bob L. Moss	Aaron J. Nahmad	Albert H. Nahmad	Steven (Slava) Rubin	George P. Sape
Public Company Board Service	X		X				X
Entrepreneurial	X			X	X	X	X	X
Environmental and HVAC Industry					X	X	X
Regulation	X	X	X	X	X				X
Technology and Innovation				X		X		X
Social, Management, and Leadership	X	X	X	X	X	X	X	X	X
Financial Reporting and Internal Controls		X	X	X	X	X	X		X
Corporate Governance	X		X	X		X	X

The charts below depict the diversity of our Board based on gender, ethnicity, independence, and age:

CORPORATE GOVERNANCE

Overall Role of the Board

Our business and affairs are managed under the direction of our Board, which is the Company’s ultimate decision-making body, except with respect to those matters reserved to our shareholders. The Board’s mission is to maximize long-term shareholder value. Our Board oversees our business strategy and risk management process, establishes our overall corporate policies, selects and evaluates our executive management team, and acts as an advisor and counselor to executive management.

Watsco is a “controlled company” as defined by the New York Stock Exchange (referred to as the NYSE) because, as a group, our Chairman & CEO and our President control of 51.5% of the combined voting power of our outstanding common stock as of April 9, 2021, the record date for the annual meeting. Our Chairman & CEO’s voting control has decreased from 62.0% in 2005 to 48.9% as of the record date. As a controlled company, Watsco is not required to comply with certain corporate governance policies required of other publicly traded companies that are not controlled companies. For example, the Board is not required to be composed of a majority of independent directors, and the Company is not required to have a Compensation Committee or a Nominating & Governance Committee. However, because the Board strives to establish policies and procedures that it believes are in the best interests of the Company’s shareholders, the Company generally complies with the corporate governance policies applicable to all publicly traded NYSE-listed companies.

Board Leadership Structure

Role of Chairman & CEO. Our Board regularly reviews its structure and composition taking into consideration the Company’s performance and expectations for the future. Under the leadership of Albert H. Nahmad, Watsco’s annual total shareholder returns (the measurement of stock appreciation, including the reinvestment of dividends) on a compounded basis in comparison to the S&P 500 Index for each of the respective time periods were:

	Watsco	S&P 500
30 years	19.4%	10.7%
25 years	17.2%	9.6%
20 years	19.5%	7.5%
15 years	13.2%	9.9%
10 years	17.9%	13.9%

The Board believes this track record of success reflects Mr. Nahmad’s effective leadership and creativity in devising and executing the Company’s strategic initiatives and in confronting its challenges. As Chairman and CEO, Mr. Nahmad facilitates a strong collaboration between management and the independent members of the Board. The Board believes that the Company and its shareholders are best served by having Mr. Nahmad continue to serve as Chairman and CEO.

Co-Vice Chairman of the Board. Currently Messrs. Alvarez and Moss serve as the Co-Vice Chairmen of the Board. The primary responsibility of this role is to preside at all Board meetings at which the Chairman is not present, including regularly scheduled mandatory executive sessions of the independent directors held at least once a year, and apprise the Chairman of the issues considered. The development of more senior members of the Board as Vice Chairs is considered an important element of succession planning at the Board level.

Lead Independent Director. To facilitate and strengthen the Board’s independent oversight of the Company’s strategies, performance and succession planning, and to uphold effective governance standards, the Board has developed the role of a lead independent director. The position of lead independent director is currently held by Mr. Moss. As Lead Independent Director, Mr. Moss has the following duties and responsibilities:

•	Advise the Chairman as to an appropriate schedule of Board meetings.

•	Review and provide the Chairman with input regarding the agendas for the Board meetings.

•	Be available for direct communication with the Company’s shareholders.

•	Call meetings of the independent directors when necessary or appropriate.

•	Perform such other duties as the Board may from time to time determine necessary.

Risk Oversight. Watsco encounters a range of risks, including governance, legal, financial, operational, international, strategic, and reputational risks. Within these broad categories, specific social risks include human capital management, which includes talent acquisition, development and retention, health and wellness, safety, and succession. Other specific risks include cybersecurity threats, the competitive landscape in which we operate, and any impact of disruptive events, such as environmental issues, natural disasters, and pandemics.

To manage these risks and other risks, we have implemented an annual Enterprise Risk Assessment (referred to as ERA) process, which is a company-wide effort managed by key senior management, to identify, assess, manage, report, and monitor risks that may affect our ability to achieve our objectives and strategy. The process is led by our Vice President of Internal Audit and Compliance, of which the Audit Committee has oversight responsibility.

As part of the ERA process, each business unit and corporate functional department is responsible for identifying and reporting risks that are specific to its operations and, when applicable, to the Company at large. The Audit Committee and Board also discuss enterprise risks with senior management on a regular basis, including through reviews of compliance issues and business risks. For example, the Audit Committee is formally updated at least annually about information technology infrastructure and cybersecurity risks. The Audit Committee Chair also receives ad hoc updates.

As part of regular Board and committee meetings, our directors consider important external and internal risks that may impact the Company. The full Board regularly reviews reports from management on various aspects of our business, including the risks disclosed in our most recent annual report filed on Form 10-K, and strategies and tactics to address identified risks. At least annually, the Board reviews our CEO succession plan as described in our Corporate Governance Guidelines. While the full Board has overall responsibility for risk oversight, it has delegated responsibility related to certain risks to the Audit Committee and Compensation Committee. The Audit Committee is responsible for overseeing the Company’s financial reporting risks and monitors the effectiveness of the control and risk management processes established to manage these risks. The Compensation Committee has overall responsibility for overseeing the Company’s management of risks related to compensation for our named executive officers (referred to as NEOs), including our equity-based compensation plans.

Corporate Governance Guidelines. Watsco’s Board supports effective corporate governance and has over many years developed and followed a program of strong corporate governance. Watsco’s Nominating & Governance Committee is responsible for reviewing and updating the Company’s Corporate Governance Guidelines on an annual basis. Our Corporate Governance Guidelines are published on our website at www.watsco.com and are available in print to any shareholder who requests them from our Secretary.

Director Independence. The Board has adopted guidelines for independent directors who serve on the Board that comply with applicable independence rules of the NYSE. Board member independence is reviewed at least annually to ensure that each non-management director and non-management director nominee satisfies the NYSE’s independence guidelines. Based on this review, the Board affirmatively determined that all of the Company’s non-management directors and director nominees are independent under the NYSE guidelines: Cesar L. Alvarez, J. Michael Custer, Dr. Denise Dickins, Brian E. Keeley, Bob L. Moss, Steven (Slava) Rubin, and George P. Sape.

Codes of Ethics and Conduct. The Board has adopted codes of ethics and conduct that are designed to ensure that directors, officers, and employees of the Company are aware of their ethical responsibilities and avoid conduct that may pose risk to the Company. We maintain (i) an Employee Code of Business Ethics and Conduct that is applicable to all employees, and (ii) a Code of Conduct for Executives that is applicable to members of our Board, our NEOs, and other senior operating and financial personnel. There were no amendments or waivers from either code of conduct in 2020. Oversight of investigations of known or potential violations under either code of conduct is the responsibility of the Audit Committee. To obtain copies of our Codes of Ethics and Conduct, please see “Corporate Governance Documents” below.

Board Meetings. The Board meets regularly during the year and holds special meetings and acts by unanimous written consent whenever circumstances require. During 2020, the Board held five meetings and acted by unanimous written consent five times. In 2020, all directors attended 100% of the aggregate number of meetings of the Board and the respective committees on which the directors served. Independent directors hold formal executive sessions without management present at least annually and communicate independently on an ad hoc basis. All of our directors are encouraged to attend our annual meeting of shareholders and all did attend our annual meeting in 2020.

Board Committees. During 2020, the Board maintained an Audit Committee, a Compensation Committee, and a Nominating & Governance Committee, each of which is composed entirely of directors meeting the applicable independence guidelines of the NYSE. Additionally, the Board maintained a Strategy Committee, originally established in March 2018, which is composed of both non-management directors and management directors. The focus of our Board-level activities is primarily long-term strategy, while the focus of our committee-level activities is primarily risk management and compliance. Board members are assigned to committees based on their independence, qualifications, experience, and availability. While our goal is to rotate Board members among committees, including chairmanships, we will never sacrifice independence, qualifications, experience, and availability for rotation.

The Audit, Compensation, and Nominating & Governance Committees operate under formal charters that govern their respective duties and conduct. All such charters are reviewed and evaluated annually by the applicable committee. Any recommended changes to the charters are submitted to the Board for its approval. Copies of the current committee charters are available on our website at www.investors.watsco.com, under the caption “Committees of the Board of Directors” within the Governance section. The charters are also available in print to any shareholder who requests them in writing to our Investor Relations department at Watsco, Inc., Investor Relations, 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133. Information contained on or accessible through our website is not a part of this Proxy Statement.

The table below provides current committee membership information and the number of meetings held in 2020:

Name	Audit Committee	Compensation Committee	Nominating & Governance Committee	Strategy Committee
Cesar L. Alvarez				X
J. Michael Custer	X
Denise Dickins	Chair	Chair	X
Brian E. Keeley	X			X
Bob L. Moss			Chair
Aaron J. Nahmad				X
Albert H. Nahmad				Chair
Steven (Slava) Rubin		X		X
George P. Sape		X	X
Number of Meetings Held	6	6	3	1

Audit Committee. The Audit Committee’s functions include overseeing the preparation, presentation, and integrity of our financial statements and internal control over financial reporting, the qualifications of our independent registered public accounting firm, compliance with legal and regulatory requirements, and the performance of our internal audit function and controls regarding finance, accounting, legal compliance and ethics that management and our Board have established. The Audit Committee’s responsibilities additionally include, but are not limited to:

•

Appointing, terminating, compensating, retaining, evaluating, and overseeing the work of our independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for the Company.

•	Pre-approving all non-audit services, if any, to be performed by our independent auditor.

•	Overseeing the activities of the Company’s internal audit function.

•	Reviewing our annual audited financial statements, quarterly financial statements, regulatory filings, earnings announcements, and other public announcements regarding our results of operations.

•	Reviewing and approving related party transactions.

•	Establishing and overseeing processes and procedures for the receipt, retention, and treatment of complaints and employee submissions about accounting, internal controls, or audit matters.

•	Overseeing administration of our codes of ethics and conduct, including procedures for dealing with reported violations to enable confidential and anonymous reporting of allegedly improper activities.

All Audit Committee members possess the required level of financial literacy as defined in our Audit Committee charter, and all Audit Committee members qualify as “audit committee financial experts” as defined by applicable Securities & Exchange Commission (referred to as the SEC) rules and regulations and meet the current standard of requisite financial management expertise and independence as required by the NYSE and applicable SEC rules and regulations.

The Report of the Audit Committee, which is set forth in this Proxy Statement, further describes the Audit Committee’s responsibilities and its recommendation with respect to our audited consolidated financial statements for the year ended December 31, 2020.

Compensation Committee. The Compensation Committee oversees our compensation programs, including our equity-based compensation plans. The Compensation Committee’s responsibilities, which may not be delegated, include, but are not limited to:

•	Establishing an executive compensation philosophy for the Company.

•

Designing and approving an executive compensation program that uses a mix of fixed and variable pay elements that support the Company’s executive compensation philosophy and emphasizes performance-based pay through incentive and other forms of longer-term compensation linked to Company performance and the creation of shareholder value, and recognizes Watsco’s goal to secure and retain the services of top performing talent.

•	Determining the CEO’s and President’s respective base salaries and incentive compensation arrangements.

•	Reviewing, administering, interpreting and making recommendations regarding the Company’s incentive compensation and equity-based compensation plans.

•	Conducting the performance evaluations of the CEO and President.

•

Considering the results of the most recent shareholder advisory vote on executive compensation required by Section 14A of the Securities Exchange Act of 1934, as amended (referred to as the Exchange Act) and evaluating the relationship between risk management policies or practices and compensation.

•	Establishing a director compensation philosophy for the Company and periodically reviewing and making recommendations to the Board with respect to director compensation.

Nominating & Governance Committee. Our Nominating & Governance Committee’s purpose is to assist the Board in identifying individuals qualified to become members of our Board consistent with the criteria set forth in our Corporate Governance Guidelines, to help in the evaluation of the effectiveness of our Board and its individual members, and to review and update our corporate governance principles. The Board may assume, change or add additional activities from time-to-time to assure the effective operation of the Board. The Nominating & Governance Committee’s activities include, but are not limited to:

•	Assisting the Chairman and the Board by identifying individuals qualified to become Board members.

•	Recommending for the Board’s approval nominees for election to the Board by our shareholders.

•

Advising and making recommendations to the Board related to: (i) the composition and governance of the Board and its committees, (ii) the appointment of directors to committees of the Board, including chairpersons, and (iii) compensation programs for non-management members of the Board in consultation with the Compensation Committee.

•	Reviewing director independence with respect to continuing and prospective directors.

•	Overseeing the annual evaluation of the Board, its individual members and performing a self-evaluation of the Nominating & Governance Committee.

•	Evaluating risks and exposures and advising the Board regarding director and management succession planning, corporate governance, and overall board effectiveness.

•	Making regular reports to the Board.

Strategy Committee. The Strategy Committee is responsible for the oversight of Watsco’s strategic initiatives and confers with the Board regarding major opportunities, threats, and other policy matters. The Strategy Committee focuses primarily on long-term matters rather than day-to-day operations.

Director Nominations. The Board considers candidates for director who are recommended by the Nominating & Governance Committee, by other Board members, and by management. The Nominating & Governance Committee annually reviews the performance and contributions of individual Board members. If a Board member is a candidate for re-election, then the Nominating & Governance Committee considers all aspects of such candidate’s qualifications and skills in the context of the Company’s needs at that point in time, as well as such person’s diversity of experience, unique perspectives, and social diversity. When considering candidates as potential new Board members, the Board and the Nominating & Governance Committee evaluate a candidate’s ability to contribute to such diversity. While not an exclusive list, the Nominating & Governance Committee considers the following important qualifications when evaluating a director candidate:

•	Commitment to representing the long-term interests of the Company’s shareholders.

•	Entrepreneurial background including business-building and governance skills.

•	Familiarity with laws and regulations, including environmental matters, applicable to our business.

•	Leadership ability, including leadership development and human resource (social) skills.

•	Personal and professional ethics, integrity, and values.

•	Finance and accounting knowledge.

•	Technological savvy.

•	Practical wisdom and sound judgment.

When evaluating re-nomination of existing directors, the Nominating & Governance Committee also considers the nominees’ past and ongoing effectiveness on the Board and, except for the management directors, their independence.

The Nominating & Governance Committee will consider candidates recommended by our shareholders pursuant to written applications submitted to the Nominating & Governance Committee, c/o Watsco, Inc., 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133. The information required to be included in any such recommendation is set forth in our By-Laws, and the general qualification and specific qualities and skills established by the committee for directors are described above. Although we have not adopted a formal policy regarding the consideration of Board candidates recommended by our shareholders, the Board believes that the procedures set forth in our By-Laws are currently sufficient and that the establishment of a formal policy is not necessary.

Director Election – Majority Vote. Director nominees are elected by our shareholders based on a majority vote, voting as separate classes, as described above under “What are the voting rights of Watsco shareholders?”.

Director Compensation Philosophy. Consistent with our executive compensation philosophy described below, we measure success by our ability to create shareholder value over long periods of time. Accordingly, our director compensation program is primarily designed to align director compensation with long-term shareholder returns. We also recognize that the required amount of Board member effort depends on several variables, including committee membership, and therefore varies among Board members. From time-to-time, independent compensation consulting firm, Pearl Meyer, provides the Compensation Committee with advice, various peer comparisons, and best practices with respect to director compensation.

Director Compensation. We have a Director Compensation Policy intended to attract, retain, and reward Board members who are not employees of the Company. In consideration for their level of effort and expertise, and in line with our long-term shareholder return focus, directors receive almost solely equity-based compensation. Non-management directors receive the following annually:

•	3,000 non-qualified stock options for Board service.

•	2,000 non-qualified stock options for service on a Board committee.

•	Cash compensation for chairpersons of Board committees as follows: Audit $30,000; Compensation $20,000; and Nominating & Governance $10,000.

Non-qualified stock options vest over two years of service and have contractual terms of five years.

As a measure of response to the COVID-19 pandemic, non-management directors only received 1,500 non-qualified stock options for Board service and 1,000 non-qualified stock options for service on a Board committee for 2020.

Our designated Lead Director is also the chairperson of our Nominating & Governance Committee and receives no additional compensation as Lead Director. We do not provide any tax gross-ups to our non-management directors, all of whom are solely responsible for their respective tax obligations as a result of their equity and cash compensation for Board service. Directors are reimbursed for reasonable expenses incurred in connection with their activities as directors, including attendance at director-education seminars and conferences. Management directors do not receive any compensation for their service on the Board. The Nominating & Governance Committee reviews director remuneration in consultation with the Compensation Committee and recommends to the Board any proposed changes to director compensation.

The following table sets forth the total compensation received by our non-management directors in 2020:

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(1)	Total ($)
Cesar L. Alvarez	—		$39,883	$39,883
J. Michael Custer	—		$39,883	$39,883
Denise Dickins	$52,500	(2)	$71,789	$124,289
Brian E. Keeley	—		$55,836	$55,836
Bob L. Moss	$7,500	(3)	$39,883	$47,383
Steven (Slava) Rubin	—		$55,836	$55,836
George P. Sape	—		$55,836	$55,836

(1)

Represents the grant date fair value of awards computed in accordance with FASB ASC Topic 718. The Company will recognize this share-based compensation expense over the relevant vesting period. For additional information regarding assumptions underlying the valuation of equity awards and the calculation method, please refer to Note 10 to our consolidated financial statements, which are contained in our Annual Report to Shareholders, filed with the SEC as Exhibit 13 to our 2020 Annual Report on Form 10-K.

(2)	Represents fees for service as Chair of the Audit and Compensation Committees, and fee for service as Chair of Nominating & Governance Committee through April 16, 2020.
(3)	Represents fee for service as Chair of the Nominating & Governance Committee commencing April 16, 2020.

The following summarizes stock option awards outstanding for each non-management director as of December 31, 2020:

Name	Outstanding Option Awards
Cesar L. Alvarez	15,500
J. Michael Custer	7,500
Denise Dickins	25,500
Brian E. Keeley	14,500
Bob L. Moss	4,500
Steven (Slava) Rubin	5,833
George P. Sape	10,833

Minimum Stock Ownership Requirement for Directors and Officers. To align the interests of our directors and NEOs with those of our shareholders, each director and NEO is required to meet the following minimum stock ownership requirements:

•	Each director must own Watsco stock or other equity with a value of at least $100,000.

•	Our CEO and our President each must own Watsco stock or other equity with a value of at least $1,000,000.

•	Other NEOs each must own Watsco stock or other equity with a value of at least $250,000.

Our directors and NEOs have two years from the date they became directors or NEOs to comply with these ownership requirements. Compliance with the minimum stock ownership level will be determined on the date when the grace period set forth above expires, and annually on each December 31 thereafter, by multiplying the number of shares held by each director and officer and the average closing price of those shares during the preceding month. As of December 31, 2020, all our directors and NEOs satisfied these minimum requirements. The number of shares (or other equity instruments) held by our directors and NEOs as of December 31, 2020 is summarized in the Stock Ownership Table below.

Director Tenure & Refreshment. Directors may be re-elected at the end of their respective terms. The Board has not established maximum term limits as we believe that directors who have developed insight into

Watsco and its operations over time provide an increasing contribution to the Board as a whole. To ensure the Board continues to generate new ideas and operate effectively, the Nominating & Governance Committee evaluates individual Board member performance and takes steps as necessary regarding continuing director tenure. With respect to our non-management directors and director nominees, as of the date of this Proxy Statement, four have served on the Board for more than five years (Mr. Alvarez, Dr. Dickins, Mr. Moss, and Mr. Sape), and three have served on the Board for less than five years (Mr. Custer, Mr. Keeley, and Mr. Rubin).

Management Succession. As reflected in our Corporate Governance Guidelines, one of the Board’s primary responsibilities includes planning for CEO succession and monitoring and advising on management’s succession planning for other NEOs, with the goal of establishing an effective succession plan. The Board routinely discusses management succession during its meetings, including during sessions held by the Company’s non-management directors.

Shareholder Proposals. Shareholders interested in submitting a proposal for inclusion in our proxy materials for our 2022 annual meeting of shareholders may do so by following the procedures set forth in Rule 14a-8 promulgated by the SEC under the Exchange Act. To be eligible for inclusion in such proxy materials, our Corporate Secretary must receive shareholder proposals no later than December 31, 2021. Any shareholder proposal submitted other than for inclusion in the proxy materials, or to nominate a person for election as a director, for that meeting must be delivered to us no later than March 16, 2022, or such proposal will be considered untimely. Any such proposal must contain all of the information required by our By-laws. If a shareholder proposal is received after March 16, 2022, we may vote in our discretion as to the proposal all of the shares for which we have received proxies for the 2022 annual meeting of the shareholders.

Shareholder Engagement. The Board and management consider institutional shareholders as partners in our business and actively engage and communicate with them throughout the year. This engagement is accomplished through a combination of events, including an annual investor day (during which directors, officers, and a variety of leaders attend and participate), investor meetings, analyst conferences, non-deal road shows, telephone conferences, headquarter visits, and fieldtrips to our business units. Our overall philosophy is to provide consistent access and build relationships with a long-term time horizon in mind. This engagement is not just held with investment decision-makers, but also with institutional shareholders’ corporate governance leaders. In 2020, we met with many of the institutions with investments in our Company and communicated with the primary proxy advisory services to discuss the Company’s track record, cultural foundations, and our unique use of restricted shares with long-term, cliff-vesting as part of our compensation philosophy. More information can be found at www.watsco.com in the Investor Relations section.

Communications with the Company and the Board. Interested parties may communicate with the Company by letter addressed to Investor Relations, Watsco, Inc., 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133, or by e-mail to Investor Relations, info@watsco.com.

Interested parties may also communicate with our Board by calling (800) 4WATSCO in the United States and leaving a message for the Lead Independent Director, or by e-mailing our Lead Independent Director at presidingdirector@watsco.com (which can also be accessed via our website at www.investors.watsco.com, under the caption “Lead Director” within the Governance section). Regardless of the method used, the Lead Independent Director will be able to view your unedited message and determine whether to relay your message to other members of the Board.

Corporate Governance Documents. Our website is at www.watsco.com. Please visit our investor relations website at www.investors.watsco.com under the section captioned “Governance” for the following:

•	Second Amended and Restated Articles of Incorporation and Second Amended and Restated By-Laws.

•	Corporate Governance Guidelines and Director Independence.

•	Codes of Ethics and Conduct.

•	Committee Charters (Audit, Compensation and Nominating & Governance).

These materials may also be requested in print by writing to our Investor Relations Department at Watsco, Inc., 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133.

Environmental and Social Policies. Please visit our investor relations website at www.investors.watsco.com under the section captioned “Governance” for our health and safety policies and human rights policy.

Advisory Board. In March 2019, the Board formed an Advisory Board to provide thoughts, advice, and non-binding recommendations. The Advisory Board is viewed as a resource that provides expert insight that complements the knowledge, understanding, and strategic thinking of the Board members. The Advisory Board is not a Board committee or otherwise a part of the Board.

The Board may appoint up to six members to the Advisory Board with terms of three years. Advisory Board members receive compensation for their services as determined by the Board in its sole discretion. Members of the Advisory Board may include possible future Board members, former Board members, and other individuals whom the Board determines may be able to provide valuable insight. Members of the Advisory Board include:

Ana Lopez-Blazquez

Ms. Lopez-Blazquez was appointed to the Advisory Board in March 2021. She is Executive Vice President, Chief Strategy & Transformation Officer for Baptist Health and Chief Executive Officer of Baptist Health Enterprises, a subsidiary of Baptist Health. In her role as Chief Strategy Officer for Baptist Health, Ms. Lopez-Blazquez is responsible for strategy development and execution with particular emphasis on driving the growth agenda and brand management of Baptist Health across South Florida. As Chief Transformation Officer, Ms. Lopez-Blazquez provides overall strategic leadership and direction for all aspects of business transformation including implementation strategy. Ms. Lopez-Blazquez joined Baptist Hospital of Miami in 1987 as Director of Planning and has led their strategic planning and business/market development functions since that time. Upon her appointment, Ms. Lopez-Blazquez received an option grant to purchase 1,000 shares of Common stock.

Matt Ehrlichman

Mr. Ehrlichman was appointed to the Advisory Board in March 2020. He is the co-founder, CEO and Chairman of Porch Group, Inc., a consumer and social internet marketplace that connects homeowners with local home service professionals. Prior to Porch, Mr. Ehrlichman was the co-founder and CEO of Thriva until it was acquired by Active Network, where he served as the Chief Strategy Officer from 2007 to 2012. Mr. Ehrlichman received options to purchase 3,000 shares of Common stock upon his appointment to the Advisory Board. Our subsidiary Watsco Ventures, LLC, invested $2,500,000 in Porch with the goal of helping contractor customers grow and become more profitable. In connection with Porch’s initial public offering on December 23, 2020, we received shares of Porch Group, Inc. common stock, of which we have 50,000 shares as of April 9, 2021.

John Macdonald

Mr. Macdonald was appointed to the Advisory Board in September 2019. He is the former President and CEO of Enercare, Inc., one of the largest home service companies in North America. Mr. Macdonald retired from Enercare in 2018 after it was acquired by Brookfield Infrastructure. He presently serves as Chairman of the Board of Parity, Inc., a Toronto-based computer software company using AI to reduce carbon emissions for multi-tenant buildings. Mr. Macdonald received options to purchase 3,000 shares of Common stock upon his appointment to the Advisory Board.

Terry Myerson

Mr. Myerson was appointed to the Advisory Board in June 2019. He is currently the CEO of Truveta, a new company with the vision to Save Lives with Data. He was previously a member of the Senior Leadership Team at Microsoft Corporation, leading the development of Windows, Surface, Xbox and Microsoft Exchange over his 21-year career there. Mr. Myerson received options to purchase 3,000 shares of Common stock upon his appointment to the Advisory Board.

Valerie Schimel

Ms. Schimel was appointed to the Advisory Board in March 2019. She is founder and Chief Executive Officer of Munchkin Fun LLC, a digital media company launched in 2012 to help Florida families spend quality time together. Ms. Schimel also serves as President of the Albert H. and Jane D. Nahmad Foundation, which supports education and youth development in Miami-Dade County, Florida. She is the daughter of Albert H. Nahmad.

Rachel Wilson

Ms. Wilson was appointed to the Advisory Board in July 2019. She has served as Head of Cybersecurity for Morgan Stanley Wealth Management and Investment Technology since April 2017. She is responsible for the cybersecurity of wealth and investment management systems and the integrity and confidentiality of client data. Prior to Morgan Stanley, Ms. Wilson spent 15 years at the National Security Agency (NSA), holding several key senior executive level leadership positions. Upon her appointment to the Advisory Board, Ms. Wilson received options to purchase 3,000 shares of Common stock.

Certain Relationships and Related Person Transactions

Our Audit Committee continuously monitors relationships and transactions in which the Company and our directors or NEOs or their immediate family members are participants to determine whether such persons have a direct or indirect material interest and may use outside legal counsel to assist in such determination. As required under SEC rules, transactions in which we are a participant and that involve an amount in excess of $120,000 and in which any related person had or will have a direct or indirect material interest are disclosed in this Proxy Statement. In addition, as set forth in the Audit Committee charter, the Audit Committee has established a formal process whereby it must pre-approve all related party transactions.

The Audit Committee considers the following factors, among others, in determining whether to approve transactions:

•	The interests of all related persons in the transaction.

•	Whether the terms are fair, on an arms-length basis and entered into in good faith on reasonable terms.

•	Whether the transaction is material and is beneficial to the Company.

•	The role the related person played.

•	The structure of the transaction.

Pursuant to its related-party transaction policy, the Audit Committee reviewed and approved the following transaction using the criteria set forth above:

Greenberg Traurig, P.A. serves as our principal outside counsel for compliance and acquisition-related legal services. Greenberg Traurig, P.A. has annual revenues in excess of $1 billion. Mr. Alvarez, a director, is the Senior Chairman of Greenberg Traurig, P.A. We paid Greenberg Traurig approximately $156,000 for services performed in 2020, and we anticipate this arrangement will continue. Mr. Alvarez has indicated this amount was not material to Greenberg Traurig, P.A., nor did Mr. Alvarez have a material direct or indirect interest in such payments.

STOCK OWNERSHIP

The following table sets forth information regarding the beneficial ownership of our Common stock and Class B common stock by (i) each shareholder known by us to beneficially own more than 5% of either class of our voting securities, (ii) each of our directors and director nominees, (iii) each of our named executive officers, and (iv) our directors and executive officers as a group.

The table also contains, in the final column, the combined voting power of the voting securities on all matters presented to the shareholders for their approval, except for the election of directors and for such separate class votes as may be required by Florida law. Holders of our Common stock are entitled to one (1) vote per share on each matter that is submitted to shareholders for approval and holders of our Class B common stock are entitled to ten (10) votes per share on each matter that is submitted to shareholders for approval. All information is as of the record date, April 9, 2021. As of the record date, we had 32,904,587 shares of Common stock and 5,755,762 shares of Class B common stock issued and outstanding.

Name and Address of Beneficial Owner (1)	Common stock Beneficially Owned (2)		Class B common stock Beneficially Owned (2)		Combined Percentage of Voting Power
	Shares	Percent	Shares	Percent
Shareholders owning more than 5% of either class of common stock:
BlackRock, Inc. (3)	3,452,488	10.5%	—	—	3.8%
The Vanguard Group (4)	3,291,057	10.0%	—	—	3.6%
Baillie Gifford & Co. (5)	1,740,312	5.3%	—	—	1.9%
Directors, Director Nominees and Named Executive Officers:

Albert H. Nahmad (6)	1,471	*	4,427,594	76.9%	48.9%
Aaron J. Nahmad (7)	2,969	*	235,257	4.1%	2.6%
Barry S. Logan (8)	120,673	*	108,037	1.9%	1.3%
Ana M. Menendez (9)	70,412	*	44,904	*	*
Cesar L. Alvarez (10)	14,667	*	—	—	*
J. Michael Custer (10)	6,667	*	—	—	*
Denise Dickins (11)	32,646	*	—	—	*
Brian E. Keeley (12)	17,539	*	—	—	*
Bob L. Moss (13)	38,367	*	—	—	*
Steven (Slava) Rubin (14)	6,751	*	—	—	*
George P. Sape (15)	17,137	*	—	—	*
All directors, director nominees and named executive officers as a group (11 persons)(16)	329,299	1.0%	4,815,792	83.7%	53.6%

*	Less than 1%.
(1)

Unless otherwise indicated in the footnotes below, (a) the address of each of the beneficial owners is c/o Watsco, Inc., 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133 and (b) each beneficial owner has sole voting and dispositive power with respect to all shares identified in the table above.

(2)

Percentages are based on 32,904,587 shares of Common stock and 5,755,762 shares of Class B common stock issued and outstanding as of the record date. The percentage for each individual shareholder additionally includes the number of shares of common stock that such beneficial owner may acquire within 60 days of the record date pursuant to the exercise, exchange or conversion of options or other rights. The number and percentage of shares beneficially owned is determined in accordance with the rules and regulations promulgated under the Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under applicable rules of the SEC, although each named person and all directors and named executive officers as a group are deemed to be the beneficial owners of securities that may be acquired within 60 days through the exercise of, exchange, or conversion of options or other rights, the number of shares set forth opposite each shareholder’s name does not include shares of Common stock issuable upon conversion of our Class B common stock notwithstanding that the Class B common stock is immediately convertible into Common stock on a one-for-one basis.
(3)

Based on Schedule 13G/A filed on January 27, 2021. BlackRock, Inc., a parent holding company, has sole dispositive power over 3,452,488 of such shares and sole voting power over 3,335,542 of such shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(4)

Based on Schedule 13G/A filed on January 8, 2021. The Vanguard Group, an investment advisor, has sole dispositive power over 3,243,620 of such shares, shared dispositive power over 47,437 of such shares, and shared voting power over 21,012 of such shares. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(5)

Based on Schedule 13G filed on January 8, 2021. Baillie Gifford & Co., a non-U.S. institution, has sole dispositive power over 1,740,312 of such shares and sole voting power over 1,694,898 of such shares. The address of Ballie Gifford & Co. is Calton Square, 1 Greenside Row, Edinburgh, Scotland EH1 3AN.

(6)

The number of shares of Common stock indicated are owned pursuant to the Watsco, Inc. Amended and Restated Profit Sharing Retirement Plan & Trust, referred to as the 401(k) Plan. The number of shares of Class B common stock indicated consists of (i) 206,976 shares held by Colón Boy L.P., a limited partnership over which Mr. Nahmad maintains effective control, (ii) 498,845 shares owned by various family-related trusts, (iii) 1,330,000 shares owned by Albert Capital LP, a limited partnership over which Mr. Nahmad maintains effective control, (iv) 31,236 shares owned by custodial accounts over which Mr. Nahmad is the custodian, (v) 1,415,622 shares issued under Restricted Stock Agreements held by Albert Henry Capital L.P., a limited partnership over which Mr. Nahmad maintains effective control, (vi) 902,006 shares issued under Restricted Stock Agreements held by My Pal Al, L.P., a limited partnership over which Mr. Nahmad maintains effective control and (vii) 42,909 additional shares issued under Restricted Stock Agreements.

(7)

The number of shares of Common stock indicated consists of (i) 1,408 shares directly owned, (ii) 1,150 shares owned by Mr. Nahmad’s spouse and (iii) 411 shares owned pursuant to the 401(k) Plan. Mr. Nahmad disclaims beneficial ownership of the shares held by his spouse, except to the extent of his pecuniary interest therein. The number of shares of Class B common stock indicated consists of (i) 63,605 shares directly owned and (ii) 171,652 shares issued under Restricted Stock Agreements.

(8)

The number of shares of Common stock indicated consists of (i) 9,000 shares directly owned, (ii) 2,473 shares owned pursuant to the 401(k) Plan, (iii) 450 shares owned in an Individual Retirement Account and (iv) 108,750 shares issued pursuant to Restricted Stock Agreements. The number of shares of Class B common stock indicated consists of shares issued under Restricted Stock Agreements.

(9)

The number of shares of Common stock indicated consists of (i) 28,954 shares directly owned, (ii) 1,458 shares owned pursuant to the 401(k) Plan and (iii) 40,000 shares issued pursuant to Restricted Stock Agreements. The number of shares of Class B common stock indicated consists of (i) 40,037 shares issued under Restricted Stock Agreements and (ii) 4,867 shares directly owned.

(10)

The number of shares of Common stock indicated consists of shares issuable upon exercise of presently exercisable options granted pursuant to the Watsco, Inc. 2014 Incentive Compensation Plan (the “2014 Plan”).

(11)

The number of shares of Common stock indicated consists of (i) 8,646 shares directly owned and (ii) 24,000 shares issuable upon exercise of presently exercisable options granted pursuant to the 2014 Plan.

(12)

The number of shares of Common stock indicated consists of (i) 4,206 shares for which Mr. Keeley shares voting and dispositive power with his spouse and (ii) 13,333 shares issuable upon exercise of presently exercisable options granted pursuant to the 2014 Plan.

(13)

The number of shares of Common stock indicated consists of (i) 32,000 shares owned by a trust controlled by Mr. Moss’ spouse, (ii) 1,700 shares owned in an Individual Retirement Account, (iii) 1,000 shares owned by Mr. Moss’ spouse and (iv) 3,667 shares issuable upon exercise of presently exercisable options granted pursuant to the 2014 Plan. Mr. Moss disclaims beneficial ownership of the shares held by his spouse, except to the extent of his pecuniary interest therein.

(14)

The number of shares of Common stock indicated consists of (i) 2,085 shares directly owned and (ii) 4,666 shares issuable upon exercise of presently exercisable options granted pursuant to the 2014 Plan.

(15)

The number of shares of Common stock indicated consists of (i) 7,471 shares directly owned and (ii) 9,666 shares issuable upon exercise of presently exercisable options granted pursuant to the 2014 Plan.

(16)	Includes shares beneficially owned by directors and named executive officers as described in footnotes (6)-(15).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file with the SEC reports of ownership of, and transactions in, our equity securities. To our knowledge, based solely on a review of copies of such reports that we received, our records and written representations received from our directors, executive officers and certain of those persons who own greater than 10% of any class of our equity securities, for the year ended December 31, 2020, all applicable Section 16(a) filing requirements were complied with on a timely basis.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table contains information as of December 31, 2020 with respect to compensation plans (including individual compensation arrangements) under which any of our equity securities are authorized for issuance.

	Equity Compensation Plan Information(1)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	585,116	(2)	$174.83	618,911	(3)
Equity compensation plans not approved by security holders	—		—	—

Total	585,116		$174.83	618,911

(1)	See Note 10 to the consolidated financial statements included in our 2020 Annual Report for additional information regarding share-based compensation and benefit plans.
(2)	Composed solely of Common stock.
(3)

Composed of 161,503 shares reserved for issuance under the 2014 Plan and 457,408 shares reserved for issuance under the Fourth Amended and Restated 1996 Qualified Employee Stock Purchase Plan (referred to as the ESPP).

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Our executive compensation program is grounded in the principle that compensation should be highly dependent on long-term shareholder returns. This key tenet of our compensation philosophy has driven the unique design of our program for many years and has enabled our leadership team to remain solidly focused on long-term performance. Watsco’s entry into the HVAC/R distribution industry began in 1989. Since that time, we have generated an 18% compounded annual growth rate of total shareholder return.

Our approach to long-term incentives is unique. Unlike most companies that grant their officers and employees restricted shares that vest over a period of a few years, our restricted share awards cliff-vest toward the end of an employee’s career (usually age 62 or older). For employees extending their careers beyond age 62, vesting may occur even later. This means our key leaders do not know and cannot realize the value of their restricted share awards until they have spent their respective careers with the Company. Restricted share awards are subject to significant market, performance, and forfeiture risks.

The Company began granting restricted shares in 1997. As of the record date, 116 of the Company’s key leaders, including the NEOs, hold restricted share awards that cliff-vest between 2021 and 2049. If, for any reason other than death or disability, a holder of restricted shares leaves the Company, his or her restricted shares are forfeited.

We believe granting long-duration restricted shares balances strategic risk-taking and long-term performance, creates an ownership culture, and aligns the interests of high-performing leaders with the interests of our shareholders. Additionally, we believe these awards help build a sustainable future by ensuring that our executives make the right long-term business decisions that will survive well past their retirement.

As it relates to our NEOs, 97% of their restricted share awards are unvested. On a weighted-average basis, our NEO’s respective restricted share awards have been outstanding for approximately 13 years. Certain restricted stock awards for our Chairman & CEO begin to vest in 2022 (at age 82) with additional vesting in 2024 (at age 84) and in 2028 (at age 88). Restricted stock awards for our President do not begin to vest until 2043 (at age 62). This long-term vesting demonstrates the program’s distinct nature and the long-term perspective that is at the core of the Company’s compensation philosophy, which is unique to Watsco.

This compensation discussion and analysis (referred to as CD&A) explains our executive compensation program for our NEOs listed below. It also describes the Compensation Committee’s process for making pay decisions in 2020.

Name	Title	Years at Watsco
Albert H. Nahmad	Chairman & Chief Executive Officer (CEO)	48
Aaron J. (A.J.) Nahmad	President	15
Barry S. Logan	Executive Vice President, Planning and Strategy & Secretary (EVP)	29
Stephen F. Rush (1)	Executive Vice President & Chief Operating Officer (COO)	21
Ana M. Menendez	Chief Financial Officer & Treasurer (CFO)	22

(1)	Mr. Rush resumed his previous non-executive advisory role in the Office of the President and vacated his role as Executive Vice President and Chief Operating Officer on July 23, 2020.

2020 Business Performance. Watsco produced another year of record performance. As compared to 2019:

•	Earnings per share increased 8% to a record $7.01.

•	Sales increased 6% to a record $5.1 billion.

•	Operating cash flow increased 59% to a record $534 million.

•	Dividend payments in 2020 increased 10% (our 46th consecutive year of paying dividends).

•	Adoption of our various technology platforms accelerated.

Philosophy, Culture & Performance

Executive Compensation Philosophy. We measure success by our ability to create shareholder returns over significantly long periods of time. The vision and leadership of our entrepreneurial business leaders are at the core of our performance and it is their continued commitment to drive sustainable growth that we believe will contribute to our ongoing success. To this end, we must attract, motivate, and retain high-caliber talent.

Pay-For-Performance & Ownership Culture. For employees throughout Watsco, including our NEOs, we maintain a pay-for-performance culture that provides for a variety of potential rewards. Our equity-based plans include 401(k) matching contributions to eligible employees, a voluntary employee stock purchase plan, and the granting of stock options and restricted stock awards based on individual merit and performance. The equity-based compensation plans are intended to promote long-term performance and foster an “ownership culture” whereby management and employees think and act as owners of the Company. As described above, our restricted stock program is unique because an employee’s restricted shares vest entirely toward the end of his or her career (age 62 or later), subjecting such awards to significant market, performance, and forfeiture risks.

Concentrated Use of Long-Term Incentives Using Restricted Stock. For our Chairman & CEO, the President, and other NEOs, the primary component of long-term incentive compensation is restricted stock that cliff-vests at retirement. Long-term incentive compensation grants of restricted stock are subject to significant market, performance, and forfeiture risks, which means that our key leaders do not know and cannot realize the value of their restricted share awards until they have spent their respective careers with the Company. This method has been consistent over the Company’s history and is rooted in the principle that long-term, equity-based compensation is the most effective method to balance the management of long-term opportunities along with long-term risks and to align the interests of executives with those of our shareholders. Due to the unusually long vesting periods and risks of forfeiture, and as supported by independent valuations obtained by the Company, the Compensation Committee believes the present value of such awards is likely significantly less than the “face value” when issued that as reported in the Summary Compensation Table below.

The Company believes this balance of risk and reward over long periods is more effective than more conventional equity-based programs that provide considerably shorter-term vesting and payouts, and effectively aligns the development of a leader’s wealth and shareholder wealth. The program also serves as an important method to retain key leaders for the duration of their careers.

Overall Performance. Total shareholder return (referred to as TSR) measures share price appreciation plus the reinvestment of dividends. The Company views total shareholder return as the simplest and most fundamental method of measuring long-term value creation for shareholders and considers it as a metric in determining long-term incentive awards. Based on data provided by FactSet Research Systems Inc. (referred to as FactSet), the Company’s compounded annual growth rate (referred to as CAGR) in comparison to a variety of public-company market indices as of December 31, 2020 was as follows:

Our 5-year, 10-year, 15-year and 20-year TSR, and our 25-year TSR of 17.2%, demonstrates the sustained level of performance of our Company over long periods of time. These results are also important in assessing the Company’s business strategy, quality of leadership, culture and the relative effectiveness of our compensation practices. Based on further analysis of data from FactSet, the Company’s performance ranks as follows:

Number of U.S. public companies with a market capitalization of greater than $2 billion at December 31, 2020	1,820
Number of these companies that exceed 10% 25-year CAGR for TSR	387
Number of these companies that exceed 15% 25-year CAGR for TSR	134
Watsco’s rank for TSR out of the 1,820 companies studied	#65

Governance, Compensation Actions & Summary of Details

Compensation Governance Practices. We believe that our executive compensation program promotes sound governance standards and includes many shareholder-friendly features, such as:

•	87% of NEO compensation for 2020 was performance-based (consisting of restricted stock with cliff-vesting periods of eight years for our Chairman & CEO and 24 years for our President).

•	Clawback policy.

•	Prohibition on short sales, hedging, and pledging of the Company’s common stock.

•	No significant perquisites.

•	No severance agreements.

•	No employment agreements, other than with the Chairman & CEO.

•	Minimum stock ownership requirement for Directors and Officers.

•	Cap on the value of equity compensation that may be earned by the Chairman & CEO and President.

•	No defined benefit program or supplemental executive retirement plans.

•	No backdating or repricing of equity-based share awards.

•	Routine consultation with independent compensation advisors.

•	Annual independence assessment of advisors to the Compensation Committee.

•	Annual risk assessment by the Compensation Committee related to the Company’s compensation policies.

Determination of Executive Compensation. The Board delegates responsibility for determining the compensation structure of our Chairman & CEO and our President to the Compensation Committee. For our other NEOs, our Chairman & CEO determines their compensation after review and consultation with the Compensation Committee. The Compensation Committee currently consists of three independent directors appointed by the Board. In providing input regarding the other NEOs’ compensation, the Compensation Committee considers each NEO’s responsibilities, the overall financial performance of the Company, the performance of the department or function that such NEO leads, and their collective success in meeting the Company’s strategic priorities. The Compensation Committee has the opportunity to meet with the NEOs at various times during the year, which allows the Compensation Committee to form its own independent evaluation of each individual’s performance.

The Compensation Committee has engaged Pearl Meyer, an independent compensation consulting firm, to provide advice, relevant market data, various peer group comparisons, and best practices with respect to the compensation of our Chairman & CEO and President. The Compensation Committee assessed the independence of Pearl Meyer based on the specific criteria under applicable SEC and NYSE rules and determined that no conflict of interest is raised by Pearl Meyer’s work for the Compensation Committee.

Elements of Executive Compensation. NEO compensation may consist of base salary, an annual cash incentive or bonus (applicable to our NEOs other than our Chairman & CEO), and restricted share awards, the composition of which is determined annually. As described above, our philosophy focuses on long-term performance which typically results in base salaries that may be considered by some to be below market, and long-term restricted stock-based incentives that may be considered by some to be above market. We believe such comparisons are not consequential as: (1) our long-term incentive awards are highly-aligned with long-term shareholder returns, while many other companies’ are more short-term focused, (2) the “face-value” of long-term incentives are required to be reported in the Summary Compensation Table at “market” on the date of grant, not on their cliff-vesting dates, and (3) resulting operational outcomes such as the long-term tenure of our executive team and the correlation of our long-term shareholder returns are often ignored.

Base Salary. Base salary is designed to adequately compensate and reward the NEOs for their day-to-day performance. The Compensation Committee determines base salary for our Chairman & CEO and for our President. Our Chairman & CEO determines base salaries for our other NEOs after review and consultation with the Compensation Committee. When setting and adjusting each NEO’s salary level, the executive’s roles and responsibilities, experience, potential, and performance are considered. Other factors are considered such as the annual merit increase, if any, paid to all other Company employees, general business conditions, and succession planning. These factors are not weighted. Adjustments to base salary are discretionary and based on an overall collective assessment of all these factors.

Temporary Salary Reductions in 2020. In response to the COVID-19 pandemic, (a) our Chairman & CEO’s and President’s salaries were both reduced 50% to $300,000 effective April 1, 2020 and (b) our EVP’s and CFO’s salaries were reduced 35% to $283,200 and 15% to $297,500 effective April 20, 2020, respectively. Our President’s salary was reinstated August 1, 2020 and salaries for our EVP and CFO were reinstated effective July 23, 2020. Effective April 1, 2020, Mr. Rush’s salary was voluntarily reduced 50% to $150,000 as a measure of response to the COVID-19 pandemic.

Peer Comparisons. Given our unique compensation structure that focuses primarily on equity awards with long-term vesting periods under our restricted stock program, the Compensation Committee has determined that neither base salary nor any other element of executive compensation is directly comparable to peer group or compensation survey data. Instead, reasonable judgment is used to set a base salary that, when combined with all other compensation elements, results in a competitive pay package intended to align with the executive compensation philosophy of the Company, while retaining high-performing executives. This unique philosophy is regularly discussed and evaluated through extensive institutional shareholder engagement. The Compensation Committee believes the program’s philosophy and effectiveness have been accepted and validated over the years.

Annual Cash Incentive or Bonus. In 2020, our President was eligible to receive an annual cash incentive of up to $450,000 based on the achievement of specified performance criteria established by the Compensation Committee, which included: (a) targeted improvement of inventory turns; (b) a targeted run-rate for e-commerce sales of 40%; (c) sales growth of 15% for parts and supplies; (d) operating income growth of 10%; and (e) meaningful progress on certain longer-range technology initiatives associated with Watsco Ventures. In early 2021, the Compensation Committee awarded our President $300,000 under this arrangement based upon the qualitative aspects of 2020’s performance, especially related to progress on long-term technology initiatives.

Our EVP and CFO may receive a discretionary annual cash bonus as determined by our Chairman & CEO and President after review and consultation with the Compensation Committee. Some of the factors considered include, but are not limited to, the overall financial performance of the Company, the performance of the department or function that person leads, and an assessment of his or her collective achievement of strategic priorities. For 2020, the CEO determined, and the Compensation Committee approved, cash bonuses of $100,000 to each of our EVP and CFO. No cash bonus was paid to Mr. Rush for 2020.

Long-Term Share-Based Incentive Compensation. Our long-term share-based incentive compensation plan is administered through the 2014 Plan. As of December 31, 2020, the 2014 Plan had approximately 328 participants, including the NEOs. Awards may consist of: (i) non-qualified stock options that vest in installments over three and four years from the date of grant, and (ii) awards of restricted stock with long duration vesting periods (generally age 62 or later). For the NEOs, as described above, our philosophy is heavily weighted toward awards of restricted stock, which create an owner-oriented culture; therefore, the discretionary allocation between non-qualified stock options and restricted stock generally favors the latter. For 2020, no stock options were awarded to the NEOs.

Restricted stock awards are subject to forfeiture until certain specified events occur (upon reaching age 62 or later, death, long-term disability, or a change in control of the Company). Shares of restricted stock awarded include the right to vote and the right to receive dividends. Awards of restricted stock may be in either shares of Common stock or Class B common stock, none of which may be sold or disposed of prior to vesting, and which may be forfeited in the event of termination of employment prior to the end of the restriction period. Generally, restricted shares of Class B common stock have been awarded as the Board considers long-term continuity, stability and consistency of culture as important long-term contributors to the Company’s future success. The Company also believes other stakeholders, including its largest vendor partners, are comforted by and have made long-term commitments to the Company as a result of this long-term continuity, stability, and consistency.

The grant date fair value of the awards shown in the Summary Compensation Table is calculated at the date of grant (the NYSE-quoted market price of one share of Class B common stock multiplied by the number of shares awarded) and is amortized, net of estimated forfeitures, ratably over the period from the date of grant through the date of cliff-vesting. Due to the unusually long vesting periods and associated risks of forfeiture, the present value of such awards is likely significantly less. Independent valuations obtained by the Company suggest that, collectively, the present value of such awards may be as much as 50% less than the grant date fair value.

A summary of restricted stock awards currently held by our NEOs, including the range of years during which such shares were granted, the range of cliff-vesting dates, and the weighted-average years remaining until the cliff-vesting date is reached as of the record date, April 9, 2021 was as follows:

Name	Common Shares	Class B Common Shares	Range of Years for Grants of Restricted Stock Awards(1)	Range of Dates for Cliff-Vesting of Restricted Stock Awards(2)	Weighted average Years Remaining Until Cliff-Vest Date
Albert H. Nahmad	—	2,360,537	1997 through 2020	October 2022, 2026 and 2028	3.2 years
Aaron J. Nahmad	—	171,652	2011 through 2020	October 2043 and 2045	22.7 years
Barry S. Logan	108,750	108,037	1997 through 2017	December 2024 and 2026	4.0 years
Ana M. Menendez	40,000	40,037	1999 through 2017	December 2026 and 2028	6.5 years

(1)	The Company has granted restricted awards to our NEOs over the years summarized above in a manner described in the CD&A.
(2)	Vesting for restricted shares is generally toward the end of the NEOs careers (usually age 62 or older).

Use of Objective, Simple Performance Metrics to Determine Share-Based Compensation. The Compensation Committee considers two performance metrics to determine whether, and how much, share-based compensation is awarded to the Chairman & CEO and President: (i) growth in earnings per share (EPS) and (ii) growth in stock price. If either increases, then restricted stock is awarded. If neither increases, then there is no restricted stock award in that year. As an example, no restricted stock awards were granted to our Chairman & CEO in 2007 or 2008 due to EPS and stock price performance at that time.

The use of these criteria is centered on the philosophy that total long-term shareholder return is the primary method of measuring the success of the Company. We also believe EPS and stock price are objective, simple and require no interpretation. The Compensation Committee recognizes that external factors can influence our stock price in the short-term, but we believe that there is equal probability that such external factors can be positive or negative. A greater consideration is that the ultimate value an award under our cliff-vesting program is not known on the date of the award – but rather the date they vest, which can be years or even decades after an award is made. Short-term external factors become irrelevant over such a long period of vesting, and solely long-term performance will dictate long-term value.

EPS is defined as diluted EPS calculated in accordance with U.S. generally accepted accounting principles, referred to as GAAP. Generally, we do not consider any “non-GAAP” adjustments to EPS that have the effect of increasing EPS. Common stock price is the closing date price of Watsco’s shares as reported by the NYSE.

Compensation & Long-Term Incentive for Our Chairman & CEO. The Chairman & CEO’s compensation is composed of base salary and a restricted share award contingent upon the attainment of specified performance criteria. He is not eligible to receive any cash incentive.

Mr. Nahmad’s annual salary was $600,000 in 2020. Mr. Nahmad’s salary was voluntarily reduced 50% to $300,000 effective April 1, 2020 as a measure of response to the COVID-19 pandemic.

In terms of his long-term incentive award, the Compensation Committee determines annual performance factors within the first 90 days of each calendar year and formalizes such factors as an amendment to the Chairman & CEO’s employment agreement (such agreement and amendments are referred to as the Employment Agreement). The 2020 amendment to the Employment Agreement was filed with the SEC as Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and is incorporated herein by reference. We refer to this amendment as the 2020 Amendment.

The 2020 Amendment provides that a 2020 performance award, if any: (a) shall be made through a grant of restricted Class B common shares with a cliff-vest date of October 15, 2028 (at age 88), subject to forfeiture prior to this date as set forth in the restricted stock agreement; (b) is subject to his employment for the entire year unless the Compensation Committee specifically determines otherwise; (c) is subject to a maximum of $10 million; and (d) shall use the following performance factors to determine the amount of the award:

EPS growth

(i) No incentive is earned if 2020 EPS did not exceed $6.50(1), or

(ii) $43,500 in value is awarded for each one cent of EPS growth in 2020 (if less than $6.83(2)), or

(iii) $65,000 in value is awarded for each one cent of EPS growth in 2020 (if equal to or greater than $6.83(2)), plus

Common stock price growth

(i) No incentive is earned if the price of Watsco’s Common stock did not exceed $180.15(3) on December 31, 2020, or

(ii) $1,200 in value awarded for each one cent of increase in the price of Watsco’s Common stock over the prior year (if less than $216.18(4)), or

(iii) $1,800 in value is awarded for each one cent of increase in the price of Watsco’s Common stock over the prior year (if equal to or greater than $216.18(4))

(1)	Represents 2019 EPS.
(2)	Represents a 5% increase over 2019’s EPS.
(3)	Represents the closing price of Watsco’s Common stock at December 31, 2019.
(4)	Represents a 20% increase in the closing price of Watsco’s Common stock versus December 31, 2019.

Watsco’s 2020 EPS was $7.01 per share and the price of its Common stock increased from $180.15 to $226.55 as of December 31, 2020. The calculated gross value of the 2020 award was approximately $11.7 million, which exceeded the maximum of $10.0 million. Therefore, the value of the 2020 award earned by our Chairman & CEO was limited to $10.0 million (42,909 restricted Class B common shares) as reflected in the Summary Compensation Table. Mr. Nahmad also received $57.55 in cash in lieu of fractional shares.

Compensation & Long-Term Incentive for Our President. Our President’s 2020 compensation program included: (i) an initial base salary of $600,000, which was voluntarily reduced 50% to $300,000 effective April 1, 2020 as a measure of response to the COVID-19 pandemic. His salary was reinstated to $600,000 effective August 1, 2020.

In relation to 2020 performance, our President was eligible to receive an annual cash incentive of up to $450,000 (as described above) and a long-term incentive award in the form of Class B common stock, which cliff-vest on October 17, 2043, based upon the attainment of specified performance criteria (limited to a maximum of $10 million).

The 2020 long-term incentive award considered two components:

(a) To recognize 2020 performance, 75% of the award was to be issued in 2021 (the “Current-Year Performance Award”), and

(b) To encourage and reward the development of shareholder value over a longer period, 25% of the award was to be issued as restricted stock units (RSUs) that are potentially convertible into shares of Class B restricted stock contingent upon the Company’s stock price performance over the three-year period ending December 31, 2022 (the “Three-Year Performance Award”). Generally, RSUs convert one-for-one if the average annual stock price increase is 10% or greater for the three-years and two-for-one if the average annual stock price increase is 20% or greater.

For 2020, our President’s equity-based incentive used the following performance criteria factors:

EPS growth

(i) No incentive is earned if 2020 EPS did not exceed $6.50(1), or

(ii) $43,500 in value is awarded for each one cent of EPS growth in 2020 (if less than $6.83(2)), or

(iii) $65,000 in value is awarded for each one cent of EPS growth in 2020 (if equal to or greater than $6.83(2)), plus

Common stock price growth

(i) No incentive is earned if the price of Watsco’s Common stock did not exceed $180.15(3) on December 31, 2020, or

(ii) $1,200 in value is awarded for each one cent of increase in the price of Watsco’s Common stock from the prior year (if less than $216.18(4)), or

(iii) $1,800 in value is awarded for each one cent of increase in the price of Watsco’s Common stock from the prior year (if equal to or greater than $216.18(4))

(1)	Represents 2019 EPS.
(2)	Represents a 5% increase over 2019’s EPS.
(3)	Represents the closing price of Watsco’s Common stock at December 31, 2019.
(4)	Represents a 20% increase in the closing price of Watsco’s Common stock versus December 31, 2019.

Watsco’s 2020 EPS was $7.01 per share and the price of its Common stock increased from $180.15 to $226.55 as of December 31, 2020. The calculated gross value of the 2020 award was approximately $11.7 million, which exceeded the maximum of $10.0 million. Therefore, the value of the 2020 award earned by our President was limited to $10.0 million and comprised (a) a Current-Year Performance Award of $7.5 million paid by issuing 32,181 shares of restricted Class B common stock with a cliff-vest date of October 17, 2043, subject to forfeiture as contained in the restricted stock agreement and $217.95 in cash in lieu of fractional shares, and (b) a Three-Year Performance Award of RSUs valued at $2.5 million, which may be converted into shares of Class B restricted stock if the following three-year growth targets are achieved:

Average Annual Three-Year Increase in Watsco’s Share Price (2020 through 2022)	RSU Conversion Factor
0%	0%
10%	100%
20% (maximum)	200%

Our President’s Three-Year Performance Award for 2019 (the “2019 RSUs” ) are valued at approximately $1.1 million. The conversion of the 2019 RSUs into shares of Class B restricted stock if similar growth targets for the three-year period ending December 31, 2021 are achieved.

Our President’s Three-Year Performance Award for 2018 (the “2018 RSUs”) was valued at approximately $0.7 million. The Compensation Committee determined an RSU conversion factor of 100% based on the average stock-price performance growth of 12% over the three-year period ended December 31, 2020. Accordingly, the 2018 RSUs were converted into 2,844 shares of restricted Class B common stock with a gross value of $1.4 million that cliff-vest of October 17, 2043. $205.80 was also paid in cash in lieu of fractional shares.

As it relates to RSU awards to our President in general, the Compensation Committee has discretion to determine the final RSU conversion factor based on the achieved growth rates. Restricted shares of Class B common stock issued upon conversion of the RSUs, if any, shall cliff-vest on October 17, 2043, and are subject to the terms, conditions and risks of forfeiture contained in the related restricted stock agreements.

Valuation of Restricted Shares. Although restricted shares granted in 2020 are presented in the Summary Compensation Table at grant date fair value, calculated in accordance with FASB ASC Topic 718, due to the unusually long vesting periods and associated market and forfeiture risks, the present value of such awards is likely significantly less. Independent valuations obtained by the Company suggest that, collectively, the present value of such awards may be as much as 50% less than the grant date fair value.

Long-Term Incentives for our Other NEOs. For our other NEOs, the Chairman & CEO considers and recommends discretionary restricted share awards, which are subject to the review and approval of the Compensation Committee. The decision to grant restricted stock awards to our other NEOs is based on the subjective weighting of the following criteria, together with the overall performance of the Company:

•	The individual’s personal contribution toward Company performance and overall achievements.

•	The current level of equity held by such NEO in comparison to other NEOs.

•	The NEO’s role and tenure with the Company.

•	The NEO’s prospective retirement age (which is generally when vesting occurs).

•	The compensation cost of the awards to the Company.

In 2020, no restricted shares were awarded to our EVP, COO, and CFO.

Benefits Programs. Our NEOs are eligible to participate in our health and welfare plans (medical, dental, vision, life and other insurance), a 401(k) plan, employee stock purchase plan and other programs that are generally available to all employees. NEOs are eligible for a comprehensive annual executive physical.

Personal Aircraft Usage. Pursuant to his employment agreement, our Chairman & CEO has limited access to our corporate aircraft for personal use (up to 70 hours during 2020). Additionally, the President may use the aircraft subject to authorization by the Compensation Committee (there was no use in 2020). The value of any use is included in annual compensation. We review the aircraft flight logs and categorize the flights as business-related or non-business-related to determine personal use of the aircraft. The value of the personal use of the Company aircraft reported as compensation is determined following the Internal Revenue Service guidelines, which may be different than the Company’s aggregate incremental cost of such use.

Employment Agreements. There are no employment agreements with our NEOs, except for our Chairman & CEO.

Severance Plan. We do not have severance agreements with any of our NEOs, except for the established termination provisions set forth in our Chairman & CEO’s Employment Agreement.

Clawback Policy. The Company maintains a clawback policy whereby the Company has the ability to require that NEOs reimburse the Company for all or any portion of any incentive or equity-based compensation for the preceding three years in the event of a material restatement of the Company’s financial statements or if the NEOs engaged in fraud or criminal misconduct related to the Company or its business.

Stock Option Backdating & Repricing. We do not backdate or reprice, and have never backdated or repriced, stock option awards.

Hedging and Pledging of Shares Prohibited. Directors and NEOs are prohibited from entering into hedging transactions related to Watsco shares or pledging shares as collateral for any loans.

Certain Tax Considerations. Under Section 162(m) of the Internal Revenue Code, public companies may generally not take a tax deduction for nonperformance-based compensation, and, effective January 1, 2018, for non-performance-based and performance-based compensation in excess of $1.0 million paid to NEOs, including the Chairman & CEO or any of the next three most highly compensated officers. However, performance-based compensation payable pursuant to contracts entered into prior to November 2, 2017 does not count against the $1.0 million deduction limit. Our policy is to make reasonable efforts to ensure that compensation is deductible without limiting our ability to attract and retain qualified executives. The Compensation Committee has not adopted a policy that all compensation must be deductible, believing in the importance of retaining flexibility to design compensation programs that recognize a full range of criteria important to our success, even where compensation payable under the programs may not be fully deductible for tax purposes. Our Compensation Committee monitors the tax impacts of our compensation policies and practices.

Risk Considerations in our Compensation Programs. We have reviewed our compensation structures and policies as they pertain to risk and have determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on the Company.

Consideration of Shareholder Advisory Vote on Executive Compensation

Shareholders are asked annually to cast a non-binding advisory vote to approve the executive compensation of our NEOs. In 2020, we presented our shareholders with an advisory proposal to approve the compensation of our NEOs. A majority of votes cast by our Common shareholders and Class B shareholders voting separately voted in favor of the proposal (75% of the combined votes cast). The Committee considers the results of the advisory votes on executive compensation together with the Company’s compensation philosophy, as described in this CD&A, when considering executive compensation arrangements, including any changes to the executive compensation program. The next advisory vote to approve the executive compensation of our NEOs will be held on June 7, 2021 at our upcoming annual meeting. Please see Proposal No. 3 contained in this Proxy Statement.

Compensation Committee Interlocks and Insider Participation.

During 2020, no member of the Compensation Committee was an officer, employee, or former officer of ours or any of our subsidiaries or had any relationship that would be considered a compensation committee interlock and would require disclosure in this Proxy Statement pursuant to SEC rules and regulations. None of our NEOs served as a member of a compensation committee or a director of another entity under the circumstances requiring disclosure in this Proxy Statement pursuant to SEC rules and regulations.

COMPENSATION COMMITTEE REPORT

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

The Compensation Committee has reviewed and discussed the CD&A contained in this Proxy Statement with management. Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement.

The following independent directors, who comprise the Compensation Committee, provide this report:

COMPENSATION COMMITTEE

Denise Dickins, Chair
Steven (Slava) Rubin
George P. Sape

COMPENSATION TABLES

Summary Compensation Table

The following table sets forth the compensation earned by the NEOs for services rendered for the years ended December 31, 2020, 2019 and 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total Compensation ($)
Albert H. Nahmad (3) Chief Executive Officer	2020	$374,590	—	$9,999,942	$58	$314,002	$10,688,592
	2019	$580,000	—	$10,313,375	$125	$310,597	$11,204,097
	2018	$657,863	—	$6,187,958	$42	$271,835	$7,117,698

Aaron J. Nahmad (4) President	2020	$500,000	$300,000	$8,162,576	$424	$5,700	$8,968,700
	2019	$552,500	—	$3,790,809	$152	$5,600	$4,349,061
	2018	$604,856	—	$3,266,869	$108	$5,500	$3,877,333

Barry S. Logan (4) Executive Vice President	2020	$390,486	$100,000	—	—	$400	$490,886
	2019	$369,750	—	—	—	$5,200	$374,950
	2018	$404,788	—	—	—	$5,200	$409,988

Stephen F. Rush (4)(5) Chief Operating Officer	2020	$187,295	—	—	—	$4,004	$191,299
	2019	$270,411	—	$721,350	—	$5,418	$997,179

Ana M. Menendez (4) Chief Financial Officer	2020	$332,070	$100,000	—	—	$5,700	$437,770
	2019	$297,500	—	—	—	$5,600	$303,100
	2018	$325,692	—	—	—	$5,500	$331,192

(1)

The amounts in this column represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. Compensation expense related to restricted stock awards is recognized over the relevant vesting period for each NEO. The annual expense for the 2020 restricted stock awards to be included in the Company’s annual financial results is approximately $1,141,000 for Albert H. Nahmad’s restricted stock award (vesting date is October 15, 2028) and approximately $343,000 for Aaron J. Nahmad’s restricted stock awards (vesting date is October 17, 2043). Although such awards are presented in the Summary Compensation Table at grant date fair value computed in accordance with FASB ASC Topic 718, due to the unusually long vesting periods and associated risks of forfeiture, the present value of such awards is likely significantly less. Independent valuations obtained by the Company suggest that the present values of such awards may be as much as 50% less than the respective values presented in the table above. For additional information regarding assumptions underlying the valuation of equity awards and the calculation method, please refer to Note 10 to our consolidated financial statements, which are contained in our Annual Report to Shareholders, filed with the SEC as Exhibit 13 to our 2020 Annual Report on Form 10-K.

(2)	Represents the cash value of fractional shares earned in connection with an annual incentive award.
(3)

For Albert H. Nahmad, “all other compensation” in 2020 included (i) $5,700 related to the 401(k) Plan matching contribution, (ii) $7,630 related to additional health insurance benefits paid by the Company for Mr. Nahmad and his spouse, such as deductibles and co-insurance, among others, and (iii) $300,672 related to Mr. Nahmad’s use of our aircraft for personal travel pursuant to his Employment Agreement.

(4)	For Aaron J. Nahmad, Mr. Logan, Mr. Rush, and Ms. Menendez, “all other compensation” comprises 401(k) Plan matching contributions.
(5)	Mr. Rush vacated his role as a principal operating officer on July 23, 2020.

Comparison of CEO Compensation to Total Shareholder Return. The following chart represents the comparison for the last five calendar years of (i) our Chairman & CEO’s total compensation as summarized in the Summary Compensation Table, (ii) compensation actually paid (consisting of his base salary), and (iii) total shareholder return (share price appreciation plus the reinvestment of dividends) for each of the last five calendar years.

2020 Grants of Plan-Based Restricted Stock Awards

This table discloses the number of restricted stock awards granted to our NEOs during 2020 and the grant date fair value of these awards. No stock options were granted to our NEOs during 2020.

Name		Estimated Future Payouts Under Non-Equity Incentive Plan Awards									Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)(1)
	Grant Date	Threshold ($)			Target ($)			Maximum ($)			Threshold (#)	Target (#)	Maximum (#)
Albert H. Nahmad	12/31/20		—			—			—		—	—	—	42,909	(2)		$9,999,942
Aaron J. Nahmad	12/31/20 12/31/20 12/31/20	$	— 0 —	(3)	$	— 2,500,000 —	(3)	$	— 5,000,000 —	(3)	— — —	— — —	— — —	32,181 — 2,844	(2) (4)	$ $	7,499,782 — 662,794

(1)

The grant date fair value of the restricted stock awards represents the total amount of share-based compensation expense that will be recognized over the vesting period, which extends to October 15, 2028 for Albert H. Nahmad and October 17, 2043 for Aaron J. Nahmad. Annual expense to be included in the Company’s financial results in prospective years is approximately $1,141,000 for Albert H. Nahmad’s restricted stock award and approximately $343,000 for Aaron J. Nahmad’s restricted stock awards. Although such awards are presented in the above table at grant date fair value calculated in accordance with FASB ASC Topic 718, due to the unusually long vesting periods and associated risks of forfeiture, the present value of such awards is likely significantly less. Independent valuations obtained by the Company suggest that the present value of such awards may be as much as 50% less than the grant date fair value.

(2)	Represents the 2020 long-term incentive award for our Chairman & CEO and the Current-Year Award for our President. For further information, see the discussion in the CD&A above.
(3)

Represents the amount of our President’s 2020 Current-Year Performance Award that may be issued dependent upon the Company’s stock price performance measured for the three-year period ended December 31, 2022.

(4)	Represents our President’s 2018 Three-Year Performance Award. For further information, see the discussion in the CD&A above.

Outstanding Equity Awards at December 31, 2020

The following table summarizes stock awards outstanding at December 31, 2020 for the NEOs. All such awards represent non-vested restricted stock. There were no stock option awards outstanding for the NEOs at December 31, 2020.

Name	Restricted Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Albert H. Nahmad	2,317,628	$540,123,205
Aaron J. Nahmad	136,627	$31,840,922	$1,134,275
Barry S. Logan	216,787	$49,815,335
Stephen F. Rush	5,000	$1,165,250
Ana M. Menendez	80,037	$18,392,623

(1)

The market value is based on the respective closing market prices of our Common stock and Class B common stock on December 31, 2020, as reported by the NYSE. Shares vest upon dates specified in the restricted stock agreements or upon earlier death, disability or upon a change in control of the Company.

(2)

Represents the value of RSUs related to our President’s 2019 Three-Year Performance Award that are potentially convertible into shares of Class B restricted stock contingent upon the Company’s stock price performance for the three-year period ending December 31, 2021. As of December 31, 2020, the achievement level with respect to this metric was estimated at target. Accordingly, the value of the RSUs that are expected to convert into shares of Class B restricted stock reported in the table reflect the amount based on target performance. The actual number of RSUs that will convert to Class B restricted stock for the 2019 Three-Year Performance Award is not yet determinable.

(3)

For Albert H. Nahmad, excludes 42,909 shares earned for the year ended December 31, 2020 that were issued in 2021. For Aaron J. Nahmad, excludes 35,025 shares earned for the year ended December 31, 2020 that were issued in 2021. Each such award was granted under their respective 2020 long-term incentive programs, as described above.

Potential Payments upon Termination or Change of Control

Agreements for awards of restricted stock have provisions that provide for accelerated vesting due to a change in control of the Company, or upon the death or disability of the executive. If vesting is accelerated under these agreements, any unrecognized share-based compensation expense would be immediately recognized. There are no other agreements or arrangements with our NEOs that provide for compensation or other benefits upon a change in control of the Company.

The table below illustrates the value of the accelerated vesting of the equity awards for each NEO had Watsco experienced a change in control on December 31, 2020, along with the amount of unrecognized share-based compensation that would be recognized in our consolidated statement of income. The amounts presented in the table below are estimates and do not necessarily reflect the actual value of the benefits that would be received by the NEOs, which would only be known at the time that a change of control occurs.

Name	Stock Options	Restricted Stock(1)	Unrecognized Share-Based Compensation(2)
Albert H. Nahmad	—	$550,123,148	$57,047,052
Aaron J. Nahmad	—	$40,003,499	$23,036,179
Barry S. Logan	—	$45,284,335	$1,706,524
Stephen F. Rush	—	—	—
Ana M. Menendez	—	$12,728,873	$1,519,311

(1)

This value is based on the respective closing prices on the NYSE for shares of our Common stock and Class B common stock on December 31, 2020, multiplied by the number of restricted shares of Common stock or Class B common stock, as applicable that would have been subject to accelerated vesting. The amount realized would be taxable compensation to the NEO and, subject to the provisions of Section 162(m), would result in significant tax benefits for the Company.

(2)	Represents the amount of share-based compensation expense that would be immediately recognized in the event of accelerated vesting.

PAY RATIO

As a result of rules the SEC adopted as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following disclosure about the relationship of the total annual compensation of our CEO to the median total annual compensation of our employees for the year ended December 31, 2020. The methodology used to identify the median employee, as well as compensation measure used for this analysis, are described below.

Identification of Median Employee

As permitted by the SEC rules, the median employee utilized for this pay ratio disclosure for 2020 is the same employee identified and used for the 2019 CEO pay ratio, as there were no significant changes to our employee population, pay plans, or circumstances that would reasonably result in a significant change to the CEO pay ratio.

In 2019, we selected December 31, 2019 as the date for identifying our median employee. For the purpose of identifying the median employee, we included all active employees (excluding the CEO) as of December 31, 2019, which consisted of 5,766 individuals, with 5,180 employees located in the U.S. and 586 located outside of the U.S. We then excluded our 188 non-U.S. employees from Mexico as permitted by the SEC’s de minimis exemption, which allows for exclusion of employees in countries outside of the U.S. where a small number of our employees are located, to identify the median employee.

Compensation Measure

The compensation measure used for employees (excluding the CEO) was total annual cash compensation for 2019, which comprised base salary, bonus, commissions, and other cash payments including overtime pay and auto allowance, if applicable, all of which was gathered from company payroll data. We annualized compensation for active employees who worked only a partial year during 2019. Compensation for employees in Canada was converted into U.S. dollars using the weighted average exchange rate for the year ended December 31, 2019. The compensation measure used for our CEO was total annual compensation as required by the SEC for reporting in the Summary Compensation Table (see page 28 of this Proxy Statement).

The 2020 total annual compensation of our CEO was $10,688,592 and the median employee, excluding our CEO, was $54,977, resulting in a ratio of 194:1. This pay ratio is calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their respective compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported by us, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Our philosophy is to pay our employees competitively with comparable positions in the applicable labor market. We follow this approach in all the countries in which we operate whether it be a senior management level position or hourly job at one of our 600 locations. By doing so, we believe we maintain a high-quality, more stable workforce.

Supplemental Pay Ratio Disclosure

The required compensation measure used for our CEO and included in the pay ratio above does not represent his annual cash compensation. As described in the section titled “Compensation & Long-Term Incentive for Our Chairman & CEO” beginning on page 23 of this Proxy Statement, total compensation includes the grant date fair value of $9,999,942 for a restricted stock award that does not vest until 2028. Excluding this restricted stock award, the annual cash compensation of our CEO was $688,650, and the pay ratio of our CEO to our median employee was 13:1.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

The Nominating & Governance Committee recommended for nomination, and the Board of Directors nominated the following persons for election as members of our Board of Directors at the 2021 annual meeting of shareholders.

Name	Term Expiring
Common stock
George P. Sape	2024 annual meeting of shareholders

Class B common stock
Aaron J. Nahmad	2024 annual meeting of shareholders
Albert H. Nahmad	2024 annual meeting of shareholders

The section titled “Directors & Executive Officers” beginning on page 5 of this Proxy Statement contains more information about the leadership skills and other experience that caused the Nominating & Governance Committee and the Board of Directors to determine that these nominees should serve as directors of the Company.

We believe that each of these directors possesses the experience, skills, and qualities to fully perform his or her duties as a director and contribute to our success. Our directors have been nominated because they possess the highest standards of personal integrity, interpersonal and communication skills, are highly accomplished in their fields, understand the interests and issues that are important to our shareholders, and are able to dedicate sufficient time to fulfilling their obligations as directors. Our directors as a group complement each other with their respective experiences, skills, and qualities. While our directors make up a diverse group in terms of age, gender, ethnic background, and professional experience, together they comprise a cohesive body in terms of Board process and collaboration.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

PROPOSAL NO 2. – TO APPROVE THE WATSCO, INC. 2021 INCENTIVE COMPENSATION PLAN

Our 2014 Incentive Compensation Plan, as currently in effect, was adopted by the Board of Directors and ratified by our shareholders in June 2014. We refer to this plan as the “Prior Plan.” As of April 9, 2021, there were 28,233 shares remaining available for future issuance under the Prior Plan.

On March 1, 2021, the Board of Directors approved, and is submitting to the shareholders for their approval, the Watsco, Inc. 2021 Incentive Compensation Plan, which we refer to as the “2021 Plan” that provides for 2,500,000 shares. The Board of Directors determined the number of shares based upon the number of shares that have historically been granted.

A general description of the material features of the 2021 Plan is discussed below, but the description is subject to, and is qualified in its entirety by, the full text of the 2021 Plan, which is attached hereto as Appendix A. Capitalized terms not otherwise defined herein have the meanings ascribed to them in the 2021 Plan.

Introduction

The 2021 Plan is designed to benefit our company by attracting, motivating, retaining and rewarding high-quality leaders, employees, directors, consultants and other persons who provide services to the Company, enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and our shareholders, and providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of shareholder value.

Shareholder approval of the 2021 Plan is required (i) for purposes of complying with the shareholder approval requirements of the New York Stock Exchange and (ii) to comply with the incentive stock options rules under Section 422 of the Code.

Shares Available for Awards & Limitations

Under the 2021 Plan, the total combined number of shares of our Common stock and/or our Class B common stock (Common stock and Class B common stock are referred to collectively as “Stock”) that may be delivered in connection with awards under the 2021 Plan during the term of the 2021 Plan is (i) 2,500,000 shares, plus (ii) any shares of Stock that remain available for grant in connection with awards under the Prior Plan on the date on which the 2021 Plan is approved by the shareholders of the Company (the “Shareholder Approval Date”), plus (iii) the number of shares of Stock with respect to which awards under the 2021 Plan (“Awards”) or, after the Shareholder Approval Date, any awards granted under the Prior Plan are forfeited, expire, or otherwise terminate without any issuance of such shares of Stock or are settled for cash or otherwise do not result in the issuance of all or a portion of the Stock subject to such Award plus (iv) the number of shares of Stock that after the Shareholder Approval Date are surrendered in payment of any Awards or awards previously granted under the Prior Plan or to satisfy any tax withholding with respect thereto.

The 2021 Plan limits the number of shares which may be issued pursuant to incentive stock options to 2,500,000 shares.

In addition, the 2021 Plan imposes limitations on the amount of certain Awards to be granted to a participant in any one fiscal year. Specifically, under these limitations, no one participant may be granted during any fiscal year (i) stock options or stock appreciation rights with respect to more than 1,500,000 shares of Stock, or (ii) Awards of restricted stock or other Awards settleable in Stock with respect to more than 1,500,000 shares of Stock.

The Compensation Committee of the Board (the “Committee”) is authorized to adjust the limitations described in the two preceding paragraphs and is authorized to adjust outstanding Awards (including adjustments to exercise prices of options and other affected terms of Awards) in the event that a dividend or other distribution (whether in cash, shares of Stock or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event affects the Stock so that an adjustment is necessary or appropriate to avoid a dilution or enlargement of benefits under an Award. The Committee is also authorized to adjust performance conditions and other terms of Awards in response to these kinds of events or in response to changes in applicable laws, regulations or accounting principles.

The aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any outside director after the Shareholder Approval Date, during any single calendar year, will not exceed $2,000,000.

No further awards will be made under the Prior Plan after the Shareholder Approval Date.

Eligibility

The persons eligible to receive Awards under the 2021 Plan are current or future executives and other employees, officers, directors, consultants, and other persons who provide or may in the future provide services to the Company, its subsidiaries or certain other affiliated entities designated by the Board (as December 31, 2020, Watsco employed approximately 5,800 persons). An employee on leave of absence may be considered as still in the employ of the Company or a subsidiary for purposes of eligibility for participation in the 2021 Plan.

Administration

The 2021 Plan is to be administered by the Committee consisting of not less than two directors, each member of which must be a “non-employee director” as defined under Rule 16b-3 under the Exchange Act. However, except as otherwise required to comply with Rule 16b-3 of the Exchange Act, the Board may exercise any power or authority granted to the Committee. Subject to the terms of the 2021 Plan, the Committee or the Board is authorized to select eligible persons to receive Awards, determine the type and number of Awards to be granted and the number of shares of Stock to which Awards will relate, specify times at which Awards will be exercisable or settleable (including performance conditions that may be required as a condition thereof), set other terms and conditions of Awards, prescribe forms of Award agreements, interpret and specify rules and regulations relating to the 2021 Plan, and make all other determinations that may be necessary or advisable for the administration of the 2021 Plan.

Stock Options and SARs

The Committee or the Board is authorized to grant stock options, including both incentive stock options (“ISOs”), which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, and stock appreciation rights (“SARs”) entitling the participant to receive the amount by which the fair market value of a share of the Stock on the date of exercise (or defined “change in control price” following a change in control) exceeds the grant price of the SAR. The exercise price per share subject to an option and the grant price of an SAR are determined by the Committee but will not be less than the fair market value of a share of Stock on the date of grant.

Except as otherwise provided in the 2021 Plan, the Committee will not be permitted to (i) lower the exercise price per share of Stock of a stock option or the grant price per share of Stock of a stock appreciation right after it is granted, (ii) cancel a stock option or stock appreciation right when the exercise or grant price per share of Stock exceeds the fair market value of the underlying shares of Stock in exchange for another Award (other than in connection with substitute awards), or (iii) take any other action with respect to a stock option or stock appreciation right that may be treated as a repricing, without approval of the Company’s shareholders.

For purposes of the 2021 Plan, the term “fair market value” means the fair market value of the Stock, Awards or other property as determined by the Committee or the Board or under procedures established by the Committee or the Board. Unless otherwise determined by the Committee or the Board, the fair market value of the Stock as of any given date shall be the closing sales price per share of the Stock as reported on the principal stock exchange or market on which Stock is traded on the date as of which such value is being determined (or as of such later measurement date as determined by the Committee or the Board on the date the Award is authorized by the Committee or the Board), or, if there is no sale on that date, then on the last previous day on which a sale was reported. The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and provisions requiring forfeiture of unexercised options or SARs at or following termination of employment generally are fixed by the Committee or the Board, except that no option or SAR may have a term exceeding ten years (or in the case of an incentive stock option, such shorter period as may be required under Section 422 of the Code). Options may be exercised by payment of the exercise price in cash, Stock, outstanding Awards or other property having a fair market value equal to the exercise price, as the Committee or the Board may determine from time to time. Methods of exercise and settlement and other terms of the SARs are determined by the Committee or the Board. SARs granted under the 2021 Plan may include “limited SARs” exercisable for a stated period of time following a change in control of the Company, as discussed below.

Non-Vested (Restricted) and Restricted Stock Units

The Committee or the Board is authorized to grant non-vested (restricted) stock and restricted stock units. Non-vested (restricted) stock is a grant of shares of Stock which may not be sold or disposed of, and which may be forfeited in the event of certain terminations of employment, prior to the end of a restricted period specified by the Committee or the Board. A participant granted restricted stock generally has all of the rights of a shareholder of the Company, unless otherwise determined by the Committee or the Board. An Award of restricted stock units confers upon a participant the right to receive shares of Stock at the end of a specified deferral period, subject to possible forfeiture of the Award in the event of certain terminations of employment prior to the end of a specified restricted period. Prior to settlement, an Award of restricted stock units carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

Dividend Equivalents

The Committee or the Board is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of Stock, other Awards or other property equal in value to dividends paid on a specific number of shares of Stock or other periodic payments. Dividend equivalents may be granted alone or in connection with another Award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of Stock, Awards or otherwise as specified by the Committee or the Board.

Bonus Stock and Awards in Lieu of Cash Obligations

The Committee or the Board is authorized to grant shares of Stock as a bonus free of restrictions, or to grant shares of Stock or other Awards in lieu of Company obligations to pay cash under the 2021 Plan or other plans or compensatory arrangements, subject to such terms as the Committee or the Board may specify.

Other Share-Based Awards

The Committee or the Board is authorized to grant Awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of Stock. Such Awards might include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Stock, purchase rights for shares of Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee or the Board, and Awards valued by reference to the book value of shares of Stock or the value of securities of or the performance of specified subsidiaries or business units. The Committee or the Board determines the terms and conditions of such Awards.

Performance Awards

The Committee is authorized to grant performance awards to participants on terms and conditions established by the Committee. The performance criteria to be achieved during any performance period and the length of the performance period is determined by the committee upon the grant of the performance award; provided however, that a performance period cannot be longer than five years. Performance awards may be valued by reference to a designated number of shares or by reference to a designated amount of property including cash. Performance awards may be settled by delivery of cash, shares or other property, or any combination thereof, as determined by the Committee. Except as otherwise provided in any award agreement, dividend equivalents credited in connection with a performance award shall be subject to restrictions and risk of forfeiture to the same extent as the performance award with respect to which such dividend equivalents have been credited.

If and to the extent that the Committee determines that these provisions of the 2021 Plan are to be applicable to any award, one or more of the following business criteria for our company, on a consolidated basis, and/or for related entities, or for business or geographical units of the Company and/or a related entity (except with respect to the total shareholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for awards under the 2021 Plan: (1) earnings per share; (2) revenues or margins; (3) cash flow; (4) operating margin; (5) return on assets, net assets, investment, capital, operating revenue or equity; (6) economic value added; (7) direct contribution; (8) income; net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; net operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of our company; (9) working capital or working capital management, including inventory turnover and days sales outstanding; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) total shareholder return; (13) debt reduction; (14) market share; (15) entry into new markets, either geographically or by business unit; (16) customer retention and satisfaction; (17) strategic plan development and implementation, including turnaround plans; and (18) stock price. Any of the above goals may be determined on an absolute or relative basis (e.g., growth in earnings per share) or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to the Company. Unless otherwise specified by the Committee, the Committee will exclude the impact of (i) any restructurings, discontinued operations, extraordinary items (as defined pursuant to generally accepted accounting principles), and other unusual or non-recurring charges, and (ii) any change in accounting standards required by generally accepted accounting principles.

At the end of each fiscal year or performance period, the Committee or the Board will determine the amount of any potential annual incentive or performance Awards payable to participants in the 2021 Plan. The Committee or the Board may, in its discretion, determine that the amount payable as a performance award will be reduced from the amount of any potential award.

Other Terms of Awards

Awards may be settled in the form of cash, shares of Stock, other Awards or other property, in the discretion of the Committee or the Board. The Committee or the Board may require or permit participants to defer the settlement of all or part of an Award in accordance with such terms and conditions as the Committee or the Board may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains and losses based on deemed investment of deferred amounts in specified investment vehicles. The Committee or the Board is authorized to place cash, shares of Stock or other property in trusts or make other arrangements to provide for payment of the Company’s obligations under the 2021 Plan. The

Committee or the Board may condition any payment relating to an Award on the withholding of taxes and may provide that a portion of any shares of Stock or other property to be distributed will be withheld (or previously acquired shares of Stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the 2021 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Committee or the Board may, in its discretion, permit transfers for estate planning or other purposes subject to any applicable restrictions under Rule 16b-3.

Awards under the 2021 Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Committee or the Board may, however, grant Awards in exchange for other Awards under the 2021 Plan, awards under other Company plans, or other rights to payment from the Company, and may grant Awards in addition to and in tandem with such other Awards, rights or other awards.

Acceleration of Vesting; Change in Control

The Committee or the Board may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any Award, and such accelerated exercisability, lapse, expiration and if so provided in the Award agreement, vesting shall occur automatically in the case of a “change in control” of the Company, as defined in the 2021 Plan (including the cash settlement of SARs and “limited SARs” which may be exercisable in the event of a change in control). In addition, the Committee or the Board may provide in an Award agreement that the performance goals relating to any performance-based Award will be deemed to have been met upon the occurrence of any “change in control.” Upon the occurrence of a change in control, if so provided in the Award agreement, stock options and limited SARs (and other SARs which so provide) may be cashed out based on a defined “change in control price,” which will be the higher of (i) the cash and fair market value of property that is the highest price per share paid (including extraordinary dividends) in any reorganization, merger, consolidation, liquidation, dissolution or sale of substantially all assets of the Company, or (ii) the highest fair market value per share (generally based on market prices) at any time during the 60 days before and 60 days after a change in control. For purposes of the 2021 Plan, the term “change in control” generally means (a) consummation of any reorganization, merger or consolidation or other transaction or series of transactions if persons who were shareholders immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power of the reorganized, merged or consolidated company’s then outstanding, voting securities, or a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company (unless the reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned), (b) a change in the composition of the Board such that the persons constituting the current Board, and subsequent directors approved by the current Board (or approved by such subsequent directors), cease to constitute at least a majority of the Board, or (c) the acquisition (other than from the Company) by any person or group of people of more than 50% (a “Controlling Interest”) of the outstanding shares or combined voting power of the Company’s Stock or outstanding securities entitled to vote generally in the election of Directors (other than acquisitions by the Company or its Subsidiaries, any person who owns a Controlling Interest on the effective date of the Plan, or any employee benefit plan of the Company or its Subsidiaries).

Federal Income Tax Consequences of Awards of Options

The 2021 Plan is not qualified under the provisions of section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Nonqualified Stock Options. On exercise of a nonqualified stock option granted under the 2021 Plan, an Optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the shares of Stock acquired on exercise of the Option over the exercise price. If the Optionee is an employee of the Company, that income will be subject to the withholding of Federal income tax. The Optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the Option, and his holding period for those shares will begin on that date.

If an Optionee pays for shares of Stock on exercise of an Option by delivering shares of the Company’s Stock, the Optionee will not recognize gain or loss on the shares delivered, even if their fair market value at the time of exercise differs from the Optionee’s tax basis in them. The Optionee, however, otherwise will be taxed on the exercise of the Option in the manner described above as if he had paid the exercise price in cash. If a separate identifiable stock certificate is issued for that number of shares equal to the number of shares delivered on exercise of the Option, the Optionee’s tax basis in the shares represented by that certificate will be equal to his tax basis in the shares delivered, and his holding period for those shares will include his holding period for the shares delivered. The Optionee’s tax basis and holding period for the additional shares received on exercise of the Option will be the same as if the Optionee had exercised the Option solely in exchange for cash.

The Company will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income taxable to the Optionee, provided that amount constitutes an ordinary and necessary business expense for the Company and is reasonable in amount, and either the employee includes that amount in income or the Company timely satisfies its reporting requirements with respect to that amount.

Incentive Stock Options. The 2021 Plan provides for the grant of stock options that qualify as “incentive stock options” as defined in section 422 of the Code. Under the Code, an Optionee generally is not subject to tax upon the grant or exercise of an incentive stock option. In addition, if the Optionee holds a share received on exercise of an incentive stock option for at least two years from the date the Option was granted and at least one year from the date the Option was exercised (the “Required Holding Period”), the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, an Optionee disposes of a share acquired on exercise of an incentive stock option before the end of the Required Holding Period (a “Disqualifying Disposition”), the Optionee generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the share on the date the incentive stock option was exercised over the exercise price. If, however, the Disqualifying Disposition is a sale or exchange on which a loss, if realized, would be recognized for Federal income tax purposes, and if the sales proceeds are less than the fair market value of the share on the date of exercise of the Option, the amount of ordinary income recognized by the Optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the share on the date of exercise of the Option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

An Optionee who exercises an incentive stock option by delivering shares of Stock acquired previously pursuant to the exercise of an incentive stock option before the expiration of the Required Holding Period for those shares is treated as making a Disqualifying Disposition of those shares. This rule prevents “pyramiding” the exercise of an incentive stock option (that is, exercising an incentive stock option for one share and using that share, and others so acquired, to exercise successive incentive stock options) without the imposition of current income tax.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of Stock acquired on exercise of an incentive stock option exceeds the exercise price of that Option generally will be an adjustment included in the Optionee’s alternative minimum taxable income for the year in which the Option is exercised. If, however, there is a Disqualifying Disposition of the share in the year in which the Option is exercised, there will be no adjustment with respect to that share. If there is a Disqualifying Disposition in a later year, no income with respect to the Disqualifying Disposition is included in the Optionee’s alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an incentive stock option is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the Option is exercised.

The Company is not allowed an income tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of a share acquired on exercise of an incentive stock option after the Required Holding Period. However, if there is a Disqualifying Disposition of a share, the Company is allowed a deduction in an amount equal to the ordinary income includible in income by the Optionee, provided that amount constitutes an ordinary and necessary business expense for the Company and is reasonable in amount, and either the employee includes that amount in income or the Company timely satisfies its reporting requirements with respect to that amount.

Stock Awards. Generally, the recipient of a stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is non-vested when it is received under the 2021 Plan (e.g., if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired as stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested. Upon the disposition of any stock received as a stock award under the 2021 Plan, the difference between the sale price and the recipient’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more the one year from the date as of which he or she would be required to recognize any compensation income.

Stock Appreciation Rights. The Company may grant SARs separate from any other Award (“Stand-Alone SARs”) or in tandem with Options (“Tandem SARs”) under the 2021 Plan. Generally, the recipient of a Stand-Alone SAR will not recognize any taxable income at the time the Stand-Alone SAR is granted.

With respect to Stand-Alone SARs, if the recipient receives the appreciation inherent in the SARs in cash, the cash will be taxable as ordinary compensation income to the recipient at the time that the cash is received. If the recipient receives the appreciation inherent in the SARs in shares of Stock, the recipient will recognize ordinary compensation income equal to the excess of the fair market value of the Stock on the day it is received over any amounts paid by the recipient for the Stock.

With respect to Tandem SARs, if the recipient elects to surrender the underlying option in exchange for cash or shares of Stock equal to the appreciation inherent in the underlying option, the tax consequences to the recipient will be the same as discussed above relating to the Stand-Alone SARs. If the recipient elects to exercise the underlying option, the holder will be taxed at the time of exercise as if he or she had exercised a nonqualified stock option (discussed above), i.e., the recipient will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares of Stock over the exercise price.

In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of Stand-Alone SARs or Tandem SARs. Upon the exercise of either a Stand-Alone SAR or a Tandem SAR, however, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Dividend Equivalents. Generally, the recipient of a dividend equivalent award will recognize ordinary compensation income at the time the dividend equivalent award is received equal to the fair market value dividend equivalent award received. The Company generally will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the dividend equivalent award, provided that the deduction is not otherwise disallowed under the Code.

Section 162 Limitations. Section 162(m) of the Code generally disallows a public company’s tax deduction for compensation to covered employees in excess of $1 million in any tax year. Compensation, for this purpose, includes taxable income attributable to Awards granted under this 2021 Plan and, therefore, some Awards may not be fully deductible by the Company under Section 162(m) of the Code.

Section 409A. The 2021 Plan is intended to comply with Section 409A of the Code to the extent that such section would apply to any Award under the 2021 Plan. Section 409A of the Code governs the taxation of deferred compensation. Any participant that is granted an Award that is deemed to be deferred compensation, such as a grant of restricted stock units that does not qualify for an exemption from Section 409A of the Code, and does not comply with Section 409A of the Code, could be subject to taxation on the Award as soon as the award is no longer subject to a substantial risk of forfeiture (even if the award is not exercisable) and an additional 20% tax (and a further additional tax based upon an amount of interest determined under Section 409A of the Code) on the value of the Award.

Importance of Consulting Tax Adviser. The information set forth above is a summary only and does not purport to be complete. In addition, the information is based upon current Federal income tax rules and therefore is subject to change when those rules change. Moreover, because the tax consequences to any recipient may depend on his particular situation, each recipient should consult his tax adviser as to the Federal, state, local and other tax consequences of the grant or exercise of an Award or the disposition of Stock acquired as a result of an Award.

Clawback of Benefits

The Company may (i) cause the cancellation of any Award, (ii) require reimbursement of any Award by a participant or beneficiary, and (iii) effect any other right of recoupment of equity or other compensation provided under the 2021 Plan or otherwise in accordance with any Company policies that currently exist or that may from time to time be adopted or modified in the future by Watsco and/or under applicable law, which we refer to as a clawback policy. In addition, a participant may be required to repay to the Company certain previously paid incentive compensation, whether provided under the 2021 Plan or an Award agreement or otherwise, in accordance with any clawback policy. By accepting an Award, a participant is also agreeing to be bound by any existing or future clawback policy adopted by the Company, or any amendments that may from time to time be made to the clawback policy in the future by the Company in its discretion (including without limitation any clawback policy adopted or amended to comply with applicable laws or stock exchange requirements) and is further agreeing that all of the participant’s Award agreements (and/or awards issued under the Prior Plan) may be unilaterally amended by the Company, without the participant’s consent, to the extent that the Company in its discretion determines to be necessary or appropriate to comply with any clawback policy.

If a participant, without the consent of the Company, while employed by or providing services to the Company or any subsidiary of the Company or other entity specified the Board in which the Company holds, directly or indirectly, a substantial ownership interest, or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any such other subsidiary or entity, as determined by the Committee in its sole discretion, then (i) any outstanding, vested or unvested, earned or unearned portion of the Award may, at the Committee’s discretion, be canceled and (ii) the Committee, in its discretion, may require the participant or other person to whom any payment has been made or Stock or other property have been transferred in connection with the Award to forfeit and pay over to the Company, on demand, all or any portion of the gain (whether or not taxable) realized upon the exercise of any option or stock appreciation right and the value realized (whether or not taxable) on the vesting or payment of any other Award during the time period specified in the Award agreement or otherwise specified by the Committee.

Amendment and Termination

The Board may amend, alter, suspend, discontinue or terminate the 2021 Plan or the Committee’s authority to grant Awards without further shareholder approval, except shareholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of Stock are then listed or quoted. Thus, shareholder approval may not necessarily be required for every amendment to the 2021 Plan which might increase the cost of the 2021 Plan or alter the eligibility of persons to receive Awards.

Shareholder approval will not be deemed to be required under laws or regulations, such as those relating to ISOs, that condition favorable treatment of participants on such approval, although the Board may, in its discretion, seek shareholder approval in any circumstance in which it deems such approval advisable. Unless earlier terminated by the Board, the 2021 Plan will terminate at such time as no shares of Stock remain available for issuance under the 2021 Plan and the Company has no further rights or obligations with respect to outstanding Awards under the 2021 Plan. Awards outstanding upon termination of the 2021 Plan shall remain in effect until they have been exercised or terminated or have expired.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE WATSCO, INC. 2021 INCENTIVE COMPENSATION PLAN.

PROPOSAL NO. 3 – ADVISORY RESOLUTION REGARDING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Exchange Act, the Board requests your advisory vote to approve the compensation of our named executive officers as described in this Proxy Statement under the heading “Compensation Discussion and Analysis” including the tables that follow. Your vote is solely advisory and, therefore, will not be binding on the Company; however, the Board will review the voting results and take them into consideration when making future executive compensation decisions.

The Board encourages shareholders to read the Compensation Discussion and Analysis, including the tables that follow, to review the correlation between compensation and performance.

The Board remains committed to sound corporate governance practices and shares the interest of shareholders in maintaining effective executive compensation. The Board believes that our executive compensation, which is focused on the Company’s long-term value, has a proven record of effectively driving the Company’s performance as a result of the continued leadership of these named executive officers and believes that it will assist us in retaining our senior leadership team.

We are asking shareholders to vote on the following advisory resolution:

“RESOLVED, that the compensation paid to Watsco’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOREGOING RESOLUTION TO APPROVE ON AN ADVISORY BASIS THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee selected and appointed KPMG as our independent registered public accounting firm for the 2021 fiscal year. KPMG has served as Watsco’s independent registered accounting firm since 2009. In accordance with SEC rules and KPMG policies, audit partners are subject to rotation requirements that limit the number of consecutive years a partner may provide service to our Company. For our lead audit partner, the maximum number of consecutive years ended in 2020. The selection process for the new lead audit partner pursuant to this rotation policy included a meeting between the Chair of the Audit Committee and the candidate, as well as consideration of the candidate by the full Audit Committee.

In selecting KPMG as the Company’s independent registered accounting firm for 2021, the Audit Committee considered several factors, including:

•	The professional qualifications of KPMG, the new lead audit partner, and other key engagement personnel.

•	KPMG’s independence and its processes for maintaining its independence.

•	KPMG’s depth of understanding of Watsco’s business, accounting policies and practices, and internal control over financial reporting.

•	the appropriateness of KPMG’s fees for audit and non-audit services.

•	the results of KPMG’s most recent PCAOB inspection report.

•	the results of management’s and the Audit Committee’s annual evaluations of the qualifications, performance and independence of KPMG.

Although ratification is not required by our By-Laws or otherwise, the Board of Directors is submitting the appointment of KPMG to our shareholders for ratification. The Audit Committee will consider the outcome of this vote in future deliberations regarding the appointment of our independent registered public accounting firm; however, the Audit Committee is solely responsible for the appointment and termination of our auditors and may do so at its discretion.

A representative from KPMG is expected to attend the 2021 annual meeting of shareholders and will have the opportunity to make a statement, if he or she desires to do so, and answer questions, if any.

The Audit Committee and the Board believe that the continued retention of KPMG as our independent registered accounting firm is in the best interest of the Company and our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2021 FISCAL YEAR.

Fees and Services of Independent Registered Public Accounting Firm

The table below summarizes the fees and expenses billed to us by KPMG for the years ended December 31, 2020 and 2019. There were no audit-related fees or other fees billed to us by KPMG for the years ended December 31, 2020 and 2019.

Year	Audit Services	Audit-Related Services	Tax Services	Other Non-Audit Services	Total
2020	$2,058,000	-	$572,000	-	$2,630,000
2019	$2,120,000	-	$365,000	-	$2,485,000

Policy for Approval of Audit and Permitted Non-Audit Services

The Audit Committee is responsible for appointing, terminating, compensating, retaining, evaluating, and overseeing the work of the independent registered public accounting firm. Our independent registered public accounting firm reports directly to the Audit Committee. As part of its responsibility, the Audit Committee has established a policy requiring the pre-approval of all audit and permissible non-audit services performed by our independent registered public accounting firm. In pre-approving services, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence or if such services would in any way negatively impact the quality of the audit conducted.

Prior to the annual engagement of the independent registered public accounting firm for an upcoming audit/non-audit service period, defined as a twelve-month period, KPMG submits a detailed list of services expected to be rendered during that period as well as an estimate of the associated fees for each of the following four categories of services to the Audit Committee for approval:

Audit Services. Audit services consist of services rendered by an independent registered public accounting firm for the audit of our consolidated financial statements (including tax services performed to fulfill the auditor’s responsibility under generally accepted auditing standards) and our internal control over financial reporting, reviews of the interim financial statements included in Forms 10-Q and includes services that generally only an external auditor can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

Audit-Related Services. Audit-related services consist of assurance and related services (e.g., due diligence) by an external auditor that are reasonably related to the audit or review of financial statements, including employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with proposed or consummated acquisitions, internal control reviews, attest services related to financial reporting that are not required by statute or regulation, and consultation concerning financial accounting and reporting standards. There were no audit-related services provided by KPMG in 2020 or 2019.

Tax Services. Tax services consist of services rendered by an external auditor for tax compliance, tax consulting, and tax planning.

Other Non-Audit Services. Other non-audit services are any other permissible work that is not an Audit, Audit-Related, or Tax Service. There were no other non-audit services provided by KPMG in 2020 or 2019.

Circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services or additional effort not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed with the SEC nor shall this information be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

Our Audit Committee consists of Chair, Denise Dickins, and members, J. Michael Custer and Brian E. Keeley. The Board has determined that each Audit Committee member is “independent,” as independence for audit committee members is defined in the applicable NYSE listing standards and rules of the SEC. The Board also determined that all members of the Audit Committee are financially literate and have accounting or related financial management expertise, and each has been designated as an audit committee financial expert, as defined by NYSE listing standards and SEC rules. Although designated as audit committee financial experts, the Audit Committee Chair and members are not accountants for the Company nor, under SEC rules, an “expert” for purposes of the liability provisions of the Securities Act or for any other purpose.

The role of the Audit Committee is to (a) assist the Board in its oversight responsibilities relating to (i) the preparation, presentation and integrity of the Company’s financial statements and internal control over financial reporting, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the Company’s internal audit function and independent auditors, and (iv) the Company’s compliance with legal and regulatory requirements; and (b) prepare the Committee’s report required by the SEC to be included in the Company’s annual proxy statement.

The Audit Committee influences the overall tone for quality financial reporting, sound internal controls, and ethical behavior. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, for the appropriateness of the accounting and reporting policies that are used by the Company, and for the establishment and effectiveness of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board, expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles, expressing an opinion on the effectiveness of internal control over financial reporting, and for reviewing the Company’s interim consolidated financial statements.

The independent auditors report directly to the Audit Committee. The Audit Committee has the sole authority and responsibility to recommend to the Board the nomination of the independent auditors for approval by the shareholders on an annual basis. The Audit Committee is directly responsible for the appointment, termination, compensation, retention, evaluation and oversight of the work of the independent auditors for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.

In 2020, the Audit Committee formally met and held discussions with management, the Company’s VP of Internal Audit and Compliance, and KPMG, the Company’s independent registered public accounting firm, five times. In addition, members of the Audit Committee engaged in numerous informal conversations with the Company’s financial management, internal auditors, and independent auditors. The Audit Committee discussed with management, internal auditors, and KPMG, the Company’s audited consolidated financial statements, interim financial statements, system of internal control over financial reporting (including technology infrastructure and cybersecurity risks), and policies and procedures designed to reduce the likelihood of events of non-compliance with applicable rules and regulations. These discussions included consideration of the quality, not just the acceptability, of accounting policies and principles, significant judgments and estimates, system of internal control over financial reporting, and clarity of disclosures, including the item reported as a Critical Audit Matter in the report of the independent auditor. The Audit Committee reviewed the annual plan and scope of work to be performed by internal audit and KPMG, and throughout the year routinely met outside of the presence of management with both internal audit and KPMG to discuss their respective audit results, evaluations of internal controls, and the overall quality of financial reporting. Consistent with the requirements of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, the Audit Committee discussed with KPMG those matters required to be discussed pursuant to PCAOB Auditing Standard 1301, “Communications with Audit Committees,” and the rules of the SEC, and reviewed a letter from KPMG disclosing such matters.

The Audit Committee also discussed with KPMG the firm’s independence from the Company and its management team, and reviewed the written disclosures and letter from KPMG pursuant to applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and considered the compatibility of non-audit services, if any, with KPMG’s independence.

Based upon the reports and discussions described above, the Audit Committee, in accordance with its responsibilities, recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

AUDIT COMMITTEE

Denise Dickins, Chair

J. Michael Custer

Brian E. Keeley

OTHER BUSINESS

The Board knows of no other business to be brought before the annual meeting. If, however, any other business should properly come before the annual meeting, the persons named in the accompanying Proxy Statement will vote proxies in their discretion as they may deem appropriate, unless they are directed by a proxy to do otherwise.

By order of the Board of Directors,

BARRY S. LOGAN
Executive Vice President and Secretary
April 30, 2021

Appendix A

WATSCO, INC.

2021 INCENTIVE COMPENSATION PLAN

1.        Purpose. The purpose of this WATSCO, INC. 2021 INCENTIVE COMPENSATION PLAN (the “Plan”) is to assist Watsco, Inc., a Florida corporation and its Related Entities (as hereinafter defined) in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to the Company or its Related Entities by enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company’s shareholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of shareholder value.

2.        Definitions. For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms defined in Section 1 hereof and elsewhere herein.

(a)    “Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Share granted as a bonus or in lieu of another Award, Dividend Equivalent, Other Stock-Based Award or Performance Award, together with any other right or interest relating to Shares or other property (including cash), granted to a Participant under the Plan.

(b)    “Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder.

(c)    “Beneficiary” means the person, persons, trust or trusts that have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death or to which Awards or other rights are transferred if and to the extent permitted under Section 10(b) hereof. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the Participant’s estate.

(d)    “Beneficial Owner” and “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act and any successor to such Rule.

(e)    “Board” means the Company’s Board of Directors.

(f)    “Cause” shall, with respect to any Participant, have the meaning specified in the Award Agreement. In the absence of any definition in the Award Agreement, “Cause” shall have the equivalent meaning or the same meaning as “cause” or “for cause” set forth in any employment, consulting, or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such agreement or any such definition in such agreement, such term shall mean (i) the failure by the Participant to perform, in a reasonable manner, his or her duties as assigned by the Company or a Related Entity, (ii) any violation or breach by the Participant of his or her employment, consulting or other similar agreement with the Company or a Related Entity, if any, (iii) any violation or breach by the Participant of any non-competition, non-solicitation, non-disclosure and/or other similar agreement with the Company or a Related Entity, (iv) any act by the Participant of dishonesty or bad faith with respect to the Company or a Related Entity, (v) use of alcohol, drugs or other similar substances in a manner that adversely affects the Participant’s work performance, or (vi) the commission by the Participant of any act, misdemeanor, or crime reflecting unfavorably upon the Participant or the Company or any Related Entity. The good faith determination by the Committee of whether the Participant’s Continuous Service was terminated by the Company for “Cause” shall be final and binding for all purposes hereunder.

(g)    “Change in Control” means a Change in Control as defined in Section 9(b) of the Plan.

(h)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(i)    “Committee” means a committee of the Board designated and empowered by the Board to administer the Plan; provided, however, that if the Board fails to designate and empower such a committee or if there are no longer any members on the committee so designated by the Board, or for any other reason determined by the Board, then the Board shall serve as the Committee. While it is intended that the Committee shall consist of at least two directors, each of whom shall be (i) a “non-employee director” within the meaning of Rule 16b-3 (or any successor rule) under the Exchange Act, unless administration of the Plan by “non-employee directors” is not then required in order for exemptions under Rule 16b-3 to apply to transactions under the Plan, and (ii) “Independent”, the failure of the Committee to be so comprised shall not invalidate any Award that otherwise satisfies the terms of the Plan.

(j)    “Company” means Watsco, Inc., a Florida corporation, and any successor thereto.

(k)    “Consultant” means any consultant or advisor who provides services to the Company or any Related Entity, so long as (i) such person renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction, (ii) such person does not directly or indirectly promote or maintain a market for the Company’s securities, and (iii) the identity of such person would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on either the exemption from registration provided by Rule 701 under the Securities Act of 1933 or, if the Company is required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, registration on a Form S-8 Registration Statement under the Securities Act of 1933.

(l)    “Continuous Service” means the uninterrupted provision of services to the Company or any Related Entity in any capacity of Employee, Director, Consultant or other service provider. Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entities, or any successor entities, in any capacity of Employee, Director, Consultant or other service provider, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director, Consultant or other service provider (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

(m)     “Director” means a member of the Board or the board of directors of any Related Entity.

(n)    “Disability” means a permanent and total disability (within the meaning of Section 22(e) of the Code), as determined by a medical doctor satisfactory to the Committee.

(o)     “Dividend Equivalent” means a right, granted to a Participant under Section 6(g) hereof, to receive cash, Shares, other Awards or other property equal in value to dividends paid with respect to a specified number of Shares, or other periodic payments.

(p)    “Effective Date” means the effective date of the Plan, which shall be June 7, 2021.

(q)    “Eligible Person” means each officer, Director, Employee, Consultant and other person who provides services to the Company or any Related Entity. The foregoing notwithstanding, only Employees of the Company, or any parent corporation or subsidiary corporation of the Company (as those terms are defined in Sections 424(e) and (f) of the Code, respectively), shall be Eligible Persons for purposes of receiving any Incentive Stock Options. An Employee on leave of absence may, in the discretion of the Committee, be considered as still in the employ of the Company or a Related Entity for purposes of eligibility for participation in the Plan.

(r)    “Employee” means any person, including an officer or Director, who is an employee of the Company or any Related Entity, or is a prospective employee of the Company or any Related Entity (conditioned upon and effective not earlier than, such person becoming an employee of the Company or any Related Entity). The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(s)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(t)    “Fair Market Value” means the fair market value of Shares, Awards or other property on the date as of which the value is being determined, as determined by the Committee, or under procedures established by the Committee, subject to the following:

(i)    If, on such date, the Shares are listed on a national or regional securities exchange or market system, the Fair Market Value of a Share shall be the closing price of a Share (or the mean of the closing bid and asked prices of a Share if the Share is so quoted instead) as quoted on the New York Stock Exchange or such other national or regional securities exchange or market system constituting the primary market for the Share, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Share has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Share was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Committee, in its discretion.

(ii)    If, on such date, the Share are not listed on a national or regional securities exchange or market system, the Fair Market Value of a Share shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse.

(u)    “Incentive Stock Option” means any Option intended to be designated as an incentive stock option within the meaning of Section 422 of the Code or any successor provision thereto.

(v)    “Independent”, when referring to either members of the Board or members of the Committee, shall have the same meaning as used in the rules of the Listing Market.

(w)    “Incumbent Board” means the Incumbent Board as defined in Section 9(b)(ii) hereof.

(x)    “Listing Market” means the New York Stock Exchange or any other national securities exchange on which any securities of the Company are listed for trading, and if not listed for trading, by the rules of the Nasdaq Stock Market.

(y)    “Option” means a right granted to a Participant under Section 6(b) hereof, to purchase Shares or other Awards at a specified price during specified time periods.

(z)    “Optionee” means a person to whom an Option is granted under this Plan or any person who succeeds to the rights of such person under this Plan.

(aa)     “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(i) hereof.

(bb)    “Parent” means any corporation (other than the Company), whether now or hereafter existing, in an unbroken chain of corporations ending with the Company, if each of the corporations in the chain (other than the Company) owns stock possessing 50% or more of the combined voting power of all classes of stock in one of the other corporations in the chain.

(cc)    “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(dd)    “Performance Award” means any Award granted pursuant to Section 6(h) hereof.

(ee)    “Performance Period” means that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

(ff)    “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof and shall include a “group” as defined in Section 13(d) thereof.

(gg)    “Prior Plan” means the Watsco, Inc. 2014 Incentive Compensation Plan, as amended from time to time.

(hh)    “Related Entity” means any Parent or Subsidiary, and any business, corporation, partnership, limited liability company or other entity designated by the Committee in which the Company, a Parent or a Subsidiary holds a substantial ownership interest, directly or indirectly, and with respect to which the Company may offer or sell securities pursuant to the Plan in reliance upon either Rule 701 under the Securities Act of 1933 or, if the Company is required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, registration on a Form S-8 Registration Statement under the Securities Act of 1933.

(ii)    “Restricted Stock” means any Share issued with such risks of forfeiture and other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

(jj)    “Restricted Stock Award” means an Award granted to a Participant under Section 6(d) hereof.

(kk)    “Restricted Stock Unit” means a right to receive Shares, including Restricted Stock, cash measured based upon the value of Shares, or a combination thereof, at the end of a specified deferral period.

(ll)    “Restricted Stock Unit Award” means an Award of Restricted Stock Units granted to a Participant under Section 6(e) hereof.

(mm)    “Restriction Period” means the period of time specified by the Committee that Restricted Stock Awards shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose.

(nn)    “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(oo)    “Shareholder Approval Date” means the date on which this Plan is approved by shareholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements of Section 422 of the Code, Rule 16b-3 under the Exchange Act and applicable requirements under the rules of the Listing Market.

(pp)    “Shares” means collectively the shares of both the common stock of the Company, par value $.50 per share and the Class B common stock of the Company, par value $.50 per share, and such other securities as may be substituted (or resubstituted) for Shares pursuant to Section 10(c) hereof.

(qq)    “Stock Appreciation Right” means a right granted to a Participant under Section 6(c) hereof.

(rr)    “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% or more of the assets on liquidation or dissolution.

(ss)    “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company (i) acquired by the Company or any Related Entity, (ii) which becomes a Related Entity after the date hereof, or (iii) with which the Company or any Related Entity combines.

3.        Administration.

(a)    Authority of the Committee. The Plan shall be administered by the Committee except to the extent (and subject to the limitations imposed by Section 3(b) hereof) the Board elects to administer the Plan, in which case the Plan shall be administered by only those members of the Board who are Independent members of the Board, in which case references herein to the “Committee” shall be deemed to include references to the Independent members of the Board. The Committee shall have full and final authority, subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants, grant Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, construe and interpret the Plan and Award Agreements and correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. In exercising any discretion granted to the Committee under the Plan or pursuant to any Award, the Committee shall not be required to follow past practices, act in a manner consistent with past practices, or treat any Eligible Person or Participant in a manner consistent with the treatment of any other Eligible Persons or Participants. Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Related Entity or any Participant or Beneficiary, or any transferee under Section 10(b) hereof or any other person claiming rights from or through any of the foregoing persons or entities.

(b)    Manner of Exercise of Committee Authority. The Committee, and not the Board, shall exercise sole and exclusive discretion (i) on any matter relating to a Participant then subject to Section 16 of the Exchange Act with respect to the Company to the extent necessary in order that transactions by such Participant shall be exempt under Rule 16b-3 under the Exchange Act and (ii) with respect to any Award to an Independent Director. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to members of the Board, or officers or managers of the Company or any Related Entity, or committees thereof, the authority, subject to such terms and limitations as the Committee shall determine, to perform such functions, including administrative functions as the Committee may determine to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company. The Committee may appoint agents to assist it in administering the Plan. Any such delegations shall be set forth in a written instrument (including, without limitation, a Committee or Board consent) that specifies the persons authorized to act thereunder and the terms and limitations of such authority.

(c)    Limitation of Liability. The Committee and the Board, and each member thereof, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or Employee, the Company’s independent auditors, Consultants or any other agents assisting in the administration of the Plan. Members of the Committee and the Board, and any officer or Employee acting at the direction or on behalf of the Committee or the Board, shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4.         Shares Subject to Plan.

(a)    Limitation on Overall Number of Shares Available for Delivery Under Plan. Subject to adjustment as provided in Section 10(c) hereof, the total number of Shares reserved and available for delivery under the Plan shall be 2,500,000 plus any Shares remaining available for delivery under the Prior Plan on the Shareholder Approval Date. Any Shares delivered under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

(b)    Application of Limitation to Grants of Awards. No Award may be granted if the number of Shares to be delivered in connection with such an Award exceeds the number of Shares remaining available for delivery under the Plan, minus the number of Shares that would be counted against the limit upon settlement of then outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of Shares actually delivered differs from the number of Shares previously counted in connection with an Award.

(c)    Availability of Shares Not Delivered under Awards and Adjustments to Limits.

(i)    If any Shares subject to an Award, or after the Shareholder Approval Date, Shares subject to any awards granted under the Prior Plans, are forfeited, expire or otherwise terminate without issuance of such Shares, or any Award, or after the Shareholder Approval Date, Shares subject to any award granted under the Prior Plans, is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award or award under the Prior Plans, the Shares to which those Awards or awards under the Prior Plans were subject, shall, to the extent of such forfeiture, expiration, termination, non-issuance or cash settlement, again be available for delivery with respect to Awards under the Plan.

(ii)    The full number of Shares subject to an Option granted under the Plan shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan, even if the exercise price of the Option is satisfied through net-settlement or by delivering Shares to the Company (by either actual delivery or attestation).    Upon exercise of Stock Appreciation Rights granted under the Plan that are settled in Shares, the full number of Stock Appreciation Rights (rather than the net number of Shares actually delivered upon exercise) shall count against the maximum number of Shares remaining available for issuance pursuant to Awards granted under the Plan.

(iii)     Shares withheld from an Award granted under the Plan to satisfy tax withholding requirements shall count against the maximum number of Shares remaining available for issuance pursuant to Awards granted under the Plan, and Shares delivered by a participant to satisfy tax withholding requirements shall not be added back to the Plan’s Share pool.

(iv)    Substitute Awards shall not reduce the Shares authorized for delivery under the Plan or authorized for delivery to a Participant in any period. Additionally, in the event that an entity acquired by the Company or any Related Entity or with which the Company or any Related Entity combines has shares available under a pre-existing plan approved by its shareholders and not adopted in contemplation of such acquisition or combination, the shares available for delivery pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for delivery under the Plan if and to the extent that the use of such Shares would not require approval of the Company’s shareholders under the rules of the Listing Market. Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

(v)    Any Share that again becomes available for delivery pursuant to this Section 4(c) shall be added back as one (1) Share.

(vi)    Notwithstanding anything in this Section 4(c) to the contrary but subject to adjustment as provided in Section 10(c) hereof, the maximum aggregate number of Shares that may be delivered under the Plan as a result of the exercise of the Incentive Stock Options shall be 2,500,000 Shares. In no event shall any Incentive Stock Options be granted under the Plan after the tenth anniversary of the date on which the Board adopts the Plan.

(vii)    Notwithstanding anything in this Section 4 to the contrary, but subject to adjustment as provided in Section 10(c) hereof, in any fiscal year of the Company during any part of which the Plan is in effect, no Participant who is a Director but is not also an Employee or Consultant may be granted any Awards that have a “fair value” as of the date of grant, as determined in accordance with FASB ASC Topic 718 (or any other applicable accounting guidance), that exceeds $2,000,000 in the aggregate.

(d)    No Further Awards Under Prior Plan. In light of the adoption of this Plan, no further awards shall be made under the Prior Plan after the Shareholder Approval Date.

5.        Eligibility; Per-Participant Limitations. Awards may be granted under the Plan only to Eligible Persons. Subject to adjustment as provided in Section 10(c) of this Plan, in any fiscal year of the Company during any part of which the Plan is in effect, no Participant may be granted (i) Options and/or Stock Appreciation Rights with respect to more than 1,500,000 Shares or (ii) Restricted Stock and/or any other Awards payable in Shares with respect to more than 1,500,000 Shares.

6.        Specific Terms of Awards.

(a)    General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10(e) hereof), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of the Participant’s Continuous Service and terms permitting a Participant to make elections relating to his or her Award. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of Florida law, no consideration other than services may be required for the grant (as opposed to the exercise) of any Award.

(b)    Options. The Committee is authorized to grant Options to any Eligible Person on the following terms and conditions:

(i)    Exercise Price. Other than in connection with Substitute Awards, the exercise price per Share purchasable under an Option shall be determined by the Committee, provided that such exercise price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of the Option and shall not, in any event, be less than the par value of a Share on the date of grant of the Option. If an Employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and an Incentive Stock Option is granted to such Employee, the exercise price of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no less than 110% of the Fair Market Value of a Share on the date such Incentive Stock Option is granted. Other than pursuant to Section 10(c)(i) and (ii) of this Plan, the Committee shall not be permitted to (A) lower the exercise price per Share of an Option after it is granted, (B) cancel an Option when the exercise price per Share exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award (other than in connection with Substitute Awards), (C) cancel an outstanding Option in exchange for an Option with an exercise price that is less than the exercise price of the original Options or (D) take any other action with respect to an Option that may be treated as a repricing pursuant to the applicable rules of the Listing Market, without approval of the Company’s shareholders.

(ii)    Time and Method of Exercise. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method by which notice of exercise is to be given and the form of exercise notice to be used, the time or times at which Options shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the methods by which the exercise price may be paid or deemed to be paid (including in the discretion of the Committee a cashless exercise procedure), the form of such payment, including, without limitation, cash, Shares (including without limitation the withholding of Shares otherwise deliverable pursuant to the Award), other Awards or awards granted under other plans of the Company or a Related Entity, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis provided that such deferred payments are not in violation of Section 13(k) of the Exchange Act, or any rule or regulation adopted thereunder or any other applicable law), and the methods by or forms in which Shares will be delivered or deemed to be delivered to Participants.

(iii)    Form of Settlement. The Committee may, in its sole discretion, provide that the Shares to be issued upon exercise of an Option shall be in the form of Restricted Stock or other similar securities.

(iv)    Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options (including any Stock Appreciation Right issued in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any Incentive Stock Option under Section 422 of the Code, unless the Participant has first requested, or consents to, the change that will result in such disqualification. Thus, if and to the extent required to comply with Section 422 of the Code, Options granted as Incentive Stock Options shall be subject to the following special terms and conditions:

(A)    the Option shall not be exercisable for more than ten years after the date such Incentive Stock Option is granted; provided, however, that if a Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and the Incentive Stock Option is granted to such Participant, the term of the Incentive Stock Option shall be (to the extent required by the Code at the time of the grant) for no more than five years from the date of grant;

(B)    the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options granted under the Plan and all other option plans of the Company (and any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) that become exercisable for the first time by the Participant during any calendar year shall not (to the extent required by the Code at the time of the grant) exceed $100,000; and

(C)    if Shares acquired by exercise of an Incentive Stock Option are disposed of within two years following the date the Incentive Stock Option is granted or one year following the transfer of such Shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Committee may reasonably require.

(c)    Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights to any Eligible Person in conjunction with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option (a “Tandem Stock Appreciation Right”), or without regard to any Option (a “Freestanding Stock Appreciation Right”), in each case upon such terms and conditions as the Committee may establish in its sole discretion, not inconsistent with the provisions of the Plan, including the following:

(i)    Right to Payment. A Stock Appreciation Right shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one Share on the date of exercise over (B) the grant price of the Stock Appreciation Right as determined by the Committee. The grant price of a Stock Appreciation Right shall not be less than 100% of the Fair Market Value of a Share on the date of grant, in the case of a Freestanding Stock Appreciation Right, or less than the associated Option exercise price, in the case of a Tandem Stock Appreciation Right. Other than pursuant to Section 10(c)(i) and (ii) of the Plan, the Committee shall not be permitted to (A) lower the grant price per Share of a Stock Appreciation Right after it is granted, (B) cancel a Stock Appreciation Right when the grant price per Share exceeds the Fair Market Value of the underlying Shares in exchange for another Award (other than in connection with Substitute Awards), (C) cancel an outstanding Stock Appreciation Right in exchange for a Stock Appreciation Right with a grant price that is less than the grant price of the original Stock Appreciation Right, or (D) take any other action with respect to a Stock Appreciation Right that may be treated as a repricing pursuant to the applicable rules of the Listing Market, without shareholder approval.

(ii)    Other Terms. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a Stock Appreciation Right may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Stock Appreciation Rights shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Shares will be delivered or deemed to be delivered to Participants, whether or not a Stock Appreciation Right shall be in tandem or in combination with any other Award, and any other terms and conditions of any Stock Appreciation Right.

(iii)    Tandem Stock Appreciation Rights. Any Tandem Stock Appreciation Right may be granted at the same time as the related Option is granted or, for Options that are not Incentive Stock Options, at any time thereafter before exercise or expiration of such Option. Any Tandem Stock Appreciation Right related to an Option may be exercised only when the related Option would be exercisable and the Fair Market Value of the Shares subject to the related Option exceeds the exercise price at which Shares can be acquired pursuant to the Option. In addition, if a Tandem Stock Appreciation Right exists with respect to less than the full number of Shares covered by a related Option, then an exercise or termination of such Option shall not reduce the number of Shares to which the Tandem Stock Appreciation Right applies until the number of Shares then exercisable under such Option equals the number of Shares to which the Tandem Stock Appreciation Right applies. Any Option related to a Tandem Stock Appreciation Right shall no longer be exercisable to the extent the Tandem Stock Appreciation Right has been exercised, and any Tandem Stock Appreciation Right shall no longer be exercisable to the extent the related Option has been exercised.

(d)    Restricted Stock Awards. The Committee is authorized to grant Restricted Stock Awards to any Eligible Person on the following terms and conditions:

(i)    Grant and Restrictions. Restricted Stock Awards shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, or as otherwise provided in this Plan during the Restriction Period. The terms of any Restricted Stock Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award Agreement relating to a Restricted Stock Award, a Participant granted Restricted Stock shall have all of the rights of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee). During the period that the Restricted Stock Award is subject to a risk of forfeiture, subject to Section 10(b) below and except as otherwise provided in the Award Agreement, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant or Beneficiary.

(ii)    Forfeiture. Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable Restriction Period, the Participant’s Restricted Stock that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited and reacquired by the Company; provided that, subject to the limitations set forth in Section 6(j) hereof, the Committee may provide, by resolution or other action or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to Restricted Stock Awards shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock.

(iii)    Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv)    Dividends and Splits. As a condition to the grant of a Restricted Stock Award, the Committee may require that any cash dividends paid on a Share of Restricted Stock be delayed (with or without interest at such rate, if any, as the Committee shall determine) and remain subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such cash dividend is payable, in a manner that does not violate the requirements of Section 409A of the Code or other applicable law. In addition, the Committee may require that Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions on transfer and a risk of forfeiture and any other lawful restrictions to the same extent as the Restricted Stock with respect to which such Shares or other property have been distributed.

(e)    Restricted Stock Unit Award. The Committee is authorized to grant Restricted Stock Unit Awards to any Eligible Person on the following terms and conditions:

(i)    Award and Restrictions. Satisfaction of a Restricted Stock Unit Award shall occur upon expiration of the deferral period specified for such Restricted Stock Unit Award by the Committee (or, if permitted by the Committee, as elected by the Participant in a manner that does not violate the requirements of Section 409A of the Code). In addition, a Restricted Stock Unit Award shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine. A Restricted Stock Unit Award may be satisfied by delivery of Shares, cash equal to the Fair Market Value of the specified number of Shares covered by the Restricted Stock Units, or a combination thereof, as determined by the Committee at the date of grant or thereafter. Prior to satisfaction of a Restricted Stock Unit Award, a Restricted Stock Unit Award carries no voting or dividend or other rights associated with Share ownership. Prior to satisfaction of a Restricted Stock Unit Award, except as otherwise provided in an Award Agreement and as permitted under Section 409A of the Code, a Restricted Stock Unit Award may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant or any Beneficiary.

(ii)    Forfeiture. Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Restricted Stock Unit Award), the Participant’s Restricted Stock Unit Award that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited; provided that, subject to the limitations set forth in Section 6(j)(ii) hereof, the Committee may provide, by resolution or other action or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to a Restricted Stock Unit Award shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of any Restricted Stock Unit Award.

(iii)    Dividend Equivalents. As a condition to the grant of a Restricted Stock Unit, the Committee may require that any cash dividends paid on a Share attributable to such Restricted Stock Unit be delayed (with or without interest at such rate, if any, as the Committee shall determine) and remain subject to restrictions on transfer and a risk of forfeiture to the same extent as the Restricted Stock Unit with respect to which such cash dividend is payable, in a manner that does not violate the requirements of Section 409A of the Code or other applicable law. In addition, the Committee may require that Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions on transfer and a risk of forfeiture to the same extent as the Restricted Stock Unit with respect to which such Shares or other property have been distributed.

(f)        Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant Shares to any Eligible Persons as a bonus, or to grant Shares or other Awards in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, provided that, in the case of Eligible Persons subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of Shares or other Awards are exempt from liability under Section 16(b) of the Exchange Act. Shares or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee.

(g)        Dividend Equivalents. Subject to the requirements of applicable law, the Committee is authorized to grant Dividend Equivalents to any Eligible Person entitling the Eligible Person to receive cash, Shares, other Awards, or other property equal in value to the dividends paid with respect to a specified number of Shares, or other periodic payments. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. Subject to the requirements of applicable law, the Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or at some later date, or whether such Dividend Equivalents shall be deemed to have been reinvested in additional Shares, Awards, or other investment vehicles, and subject to such lawful restrictions on transferability and risks of forfeiture, as the Committee may specify; provided, that in no event shall such Dividend Equivalents be paid out to Participants prior to vesting of the corresponding Shares underlying the Award. Any such determination by the Committee shall be made at the grant date of the applicable Award. Notwithstanding the foregoing, Dividend Equivalents credited in connection with an Award that vests based on the achievement of performance goals shall be subject to restrictions on transfer and risk of forfeiture to the same extent as the Award with respect to which such Dividend Equivalents have been credited.

(h)        Performance Awards. The Committee is authorized to grant Performance Awards to any Eligible Person payable in cash, Shares, or other Awards, on terms and conditions established by the Committee in its sole discretion. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. One or more of the following business criteria for the Company, on a consolidated basis, and/or for Related Entities, or for business or geographical units of the Company and/or a Related Entity (except with respect to the total shareholder return and earnings per share criteria), may be used by the Committee in establishing performance goals for such Awards: (i) earnings per share; (ii) revenues or margins; (iii) cash flow; (iv) operating margin; (v) return on net assets, investment, capital, or equity; (vi) economic value added; (vii) direct contribution;

(viii) net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income or income from operations; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Company; (ix) working capital; (x) management of fixed costs or variable costs; (xi) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (xii) total shareholder return; (xiii) debt reduction; (xiv) market share; (xv) entry into new markets, either geographically or by business unit; (xvi) customer retention and satisfaction; (xvii) strategic plan development and implementation, including turnaround plans; and/or (xviii) the Fair Market Value of a share of Stock. Any of the above goals may be determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to the Company. In determining the achievement of the performance goals, the Committee shall exclude the impact of (1) any restructurings, discontinued operations, extraordinary items (as defined pursuant to generally accepted accounting principles), and other unusual or non-recurring charges, and (2) any change in accounting standards required by generally accepted accounting principles. In addition, the Committee may make such other exclusions or adjustments to the performance goals or results as the Committee shall determine to be appropriate to reflect the impact of an event or occurrence that the Committee determines should be excluded or adjusted. Except as provided in Section 9 or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and based upon the criteria set forth herein or any other criteria that the Committee, in its sole discretion, shall determine should be used for that purpose. The amount of the Award to be distributed shall be conclusively determined by the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis in a manner that does not violate the requirements of Section 409A of the Code.

(i)    Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to any Eligible Person such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan. Other Stock-Based Awards may be granted to Participants either alone or in addition to other Awards granted under the Plan, and such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan. Except as otherwise provided in the last sentence of Section 6(h) hereof, the Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(i) shall be purchased for such consideration, (including without limitation loans from the Company or a Related Entity provided that such loans are not in violation of Section 13(k) of the Exchange Act or any rule or regulation adopted thereunder or any other applicable law) paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards or other property, as the Committee shall determine.

7.        Certain Provisions Applicable to Awards.

(a)    Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Related Entity, or any business entity to be acquired by the Company or a Related Entity, or any other right of a Participant to receive payment from the Company or any Related Entity. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Related Entity, in which the value of Shares subject to the Award is equivalent in value to the cash compensation (for example, Restricted Stock or Restricted Stock

Units), or in which the exercise price, grant price or purchase price of the Award in the nature of a right that may be exercised is equal to the Fair Market Value of the underlying Shares minus the value of the cash compensation surrendered (for example, Options or Stock Appreciation Right granted with an exercise price or grant price “discounted” by the amount of the cash compensation surrendered), provided that any such determination to grant an Award in lieu of cash compensation must be made in a manner intended to be exempt from or comply with Section 409A of the Code.

(b)    Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided that in no event shall the term of any Option or Stock Appreciation Right exceed a period of ten years (or in the case of an Incentive Stock Option such shorter term as may be required under Section 422 of the Code); provided, however, that in the event that on the last day of the term of an Option or a Stock Appreciation Right, other than an Incentive Stock Option, (i) the exercise of the Option or Stock Appreciation Right is prohibited by applicable law, or (ii) Shares may not be purchased, or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right may be extended by the Committee for a period of up to thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement, provided that such extension of the term of the Option or Stock Appreciation Right would not cause the Option or Stock Appreciation Right to violate the requirements of Section 409A of the Code .

(c)    Form and Timing of Payment Under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Related Entity upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Shares, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis, provided that any determination to pay in installments or on a deferred basis shall be made by the Committee at the date of grant. Any installment or deferral provided for in the preceding sentence shall, however, subject to the terms of the Plan, be subject to the Company’s compliance with the provisions of the Sarbanes-Oxley Act of 2002, as amended, the rules and regulations adopted by the Securities and Exchange Commission thereunder, all applicable rules of the Listing Market and any other applicable law, and in a manner intended to be exempt from or otherwise satisfy the requirements of Section 409A of the Code. Subject to Section 7(e) of this Plan, the settlement of any Award may be accelerated, and cash paid in lieu of Shares in connection with such settlement, in the sole discretion of the Committee or upon occurrence of one or more specified events (in addition to a Change in Control). Any such settlement shall be at a value determined by the Committee in its sole discretion, which, without limitation, may in the case of an Option or Stock Appreciation Right be limited to the amount if any by which the Fair Market Value of a Share on the settlement date exceeds the exercise or grant price. Installment or deferred payments may be required by the Committee (subject to Section 7(e) of this Plan, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award Agreement) or permitted at the election of the Participant on terms and conditions established by the Committee. The acceleration of the settlement of any Award, and the payment of any Award in installments or on a deferred basis, all shall be done in a manner that is intended to be exempt from or otherwise satisfy the requirements of Section 409A of the Code. The Committee may, without limitation, make provision for the payment or crediting of a reasonable interest rate on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Shares.

(d)    Exemptions from Section 16(b) Liability. It is the intent of the Company that the grant of any Awards to or other transaction by a Participant who is subject to Section 16 of the Exchange Act shall be exempt from Section 16 of the Exchange Act pursuant to an applicable exemption (except for transactions acknowledged in writing to be non-exempt by such Participant). Accordingly, if any provision of this Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under Section 16(b) of the Exchange Act.

(e)    Code Section 409A.

(i)    The Award Agreement for any Award that the Committee reasonably determines to constitute a “nonqualified deferred compensation plan” under Section 409A of the Code (a “Section 409A Plan”), and the provisions of the Section 409A Plan applicable to that Award, shall be construed in a manner consistent with the applicable requirements of Section 409A of the Code, and the Committee, in its sole discretion and without the consent of any Participant, may amend any Award Agreement (and the provisions of the Plan applicable thereto) if and to the extent that the Committee determines that such amendment is necessary or appropriate to comply with the requirements of Section 409A of the Code.

(ii)    If any Award constitutes a Section 409A Plan, then the Award shall be subject to the following additional requirements, if and to the extent required to comply with Section 409A of the Code:

(A)     Payments under the Section 409A Plan may be made only upon (u) the Participant’s “separation from service”, (v) the date the Participant becomes “disabled”, (w) the Participant’s death, (x) a “specified time (or pursuant to a fixed schedule)” specified in the Award Agreement at the date of the deferral of such compensation, (y) a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets” of the Company, or (z) the occurrence of an “unforeseeble emergency”;

(B)     The time or schedule for any payment of the deferred compensation may not be accelerated, except to the extent provided in applicable Treasury Regulations or other applicable guidance issued by the Internal Revenue Service;

(C)    Any elections with respect to the deferral of such compensation or the time and form of distribution of such deferred compensation shall comply with the requirements of Section 409A(a)(4) of the Code; and

(D)     In the case of any Participant who is “specified employee”, a distribution on account of a “separation from service” may not be made before the date which is six months after the date of the Participant’s “separation from service” (or, if earlier, the date of the Participant’s death).

For purposes of the foregoing, the terms in quotations shall have the same meanings as those terms have for purposes of Section 409A of the Code, and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Section 409A of the Code that are applicable to the Award.

(iii)    Notwithstanding the foregoing, or any provision of this Plan or any Award Agreement, the Company does not make any representation to any Participant or Beneficiary that any Awards made pursuant to this Plan are exempt from, or satisfy, the requirements of, Section 409A of the Code, and the Company shall have no liability or other obligation to indemnify or hold harmless the Participant or any Beneficiary for any tax, additional tax, interest or penalties that the Participant or any Beneficiary may incur in the event that any provision of this Plan, or any Award Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A of the Code.

8.    Reserved.

9.    Change in Control.

(a)    Effect of “Change in Control.” If and only to the extent provided in any employment or other agreement between the Participant and the Company or any Related Entity, or in any Award Agreement, or to the extent otherwise determined by the Committee in its sole discretion and without any requirement that each Participant be treated consistently, and except as otherwise provided in Section 9(a)(iv) hereof, upon the occurrence of a “Change in Control,” as defined in Section 9(b):

(i)    Any Option or Stock Appreciation Right that was not previously vested and exercisable as of the time of the Change in Control, shall become immediately vested and exercisable, subject to applicable restrictions set forth in Section 10(a) hereof.

(ii)    Any restrictions, deferral of settlement, and forfeiture conditions applicable to a Restricted Stock Award, Restricted Stock Unit Award or an Other Stock-Based Award subject only to future service requirements granted under the Plan shall lapse and such Awards shall be deemed fully vested as of the time of the Change in Control, except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 10(a) hereof.

(iii)    With respect to any outstanding Award subject to achievement of performance goals and conditions under the Plan, the Committee may, in its discretion, consider such Awards to have been earned and payable based on achievement of performance goals or based upon target performance (either in full or pro-rata based on the portion of the Performance Period completed as of the Change in Control), except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 10(a).

(iv)    Except as otherwise provided in any employment or other agreement for services between the Participant and the Company or any Subsidiary, and unless the Committee otherwise determines in a specific instance, each outstanding Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Stock-Based Award shall not be accelerated as described in Sections 9(a)(i), (ii) and (iii), if either (A) the Company is the surviving entity in the Change in Control and the Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Stock-Based Award continues to be outstanding after the Change in Control on substantially the same terms and conditions as were applicable immediately prior to the Change in Control or (B) the successor company or its parent company assumes or substitutes for the applicable Award, as determined in accordance with Section 10(c)(ii) of this Plan.

(b)    Definition of “Change in Control”. Unless otherwise specified in any employment or other agreement for services between the Participant and the Company or any Related Entity, or in an Award Agreement, a “Change in Control” shall mean the occurrence of any of the following:

(i)    Consummation of a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, or a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company; or

(ii)    Individuals who, as of the date on which the Award is granted, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date on which the Award was granted whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(iii)    the acquisition (other than from the Company) by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, of more than 50% of either the then outstanding shares of the Company’s Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a “Controlling Interest”) excluding, for this purpose, any acquisitions by (1) the Company or its Subsidiaries, (2) any person, entity or “group” that as of the date on which the Award is granted owns beneficial ownership

(within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of a Controlling Interest (3) any employee benefit plan of the Company or its Subsidiaries or (4) directly or indirectly by or for the benefit of Albert H. Nahmad and/or the members of his family.

10.    General Provisions.

(a)    Compliance With Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Shares or payment of other benefits under any Award until completion of such registration or qualification of such Shares or other required action under any federal or state law, rule or regulation, listing or other required action with respect to the Listing Market, or compliance with any other obligation of the Company, as the Committee, may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Shares or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations. The foregoing notwithstanding, in connection with a Change in Control, the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the 90th day preceding the Change in Control.

(b)    Limits on Transferability; Beneficiaries. No Award or other right or interest granted under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than Incentive Stock Options and Stock Appreciation Rights in tandem therewith) may be transferred to one or more Beneficiaries or other transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee pursuant to the express terms of an Award Agreement (subject to any terms and conditions which the Committee may impose thereon), are by gift or pursuant to a domestic relations order, and are to a “Permitted Assignee” that is a permissible transferee under the applicable rules of the Securities and Exchange Commission for registration of securities on a Form S-8 registration statement. For this purpose, a Permitted Assignee shall mean (i) the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) a trust for the benefit of one or more of the Participant or the persons referred to in clause (i), (iii) a partnership, limited liability company or corporation in which the Participant or the persons referred to in clauses (i) and (ii) are the only partners, members or shareholders, or (iv) a foundation in which any person or entity designated in clauses (i), (ii) or (iii) above control the management of assets. A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c)    Adjustments.

(i)    Adjustments to Awards. In the event that any extraordinary dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Shares and/or such other securities of the Company or any other issuer, then the Committee shall, in such manner as it may deem appropriate and equitable, substitute, exchange or adjust any or all of (A) the number and kind of Shares which may be delivered in connection with Awards granted thereafter, (B) the number and kind of Shares by which annual per-person Award limitations are measured under Section 4 hereof, (C) the number and kind of Shares subject to or deliverable in respect of outstanding Awards, (D) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award, and (E) any other aspect of any Award that the Committee determines to be appropriate in order to prevent the reduction or enlargement of benefits under any Award.

(ii)    Adjustments in Case of Certain Transactions. In the event of any merger, consolidation or other reorganization in which the Company does not survive, or in the event of any Change in Control (and subject to the provisions of Section 9 of this Plan relating to the vesting of Awards in the event of any Change in Control), any outstanding Awards may be dealt with in accordance with any of the following approaches, without the requirement of obtaining any consent or agreement of a Participant as such, as determined by the agreement effectuating the transaction or, if and to the extent not so determined, as determined by the Committee: (A) the continuation of the outstanding Awards by the Company, if the Company is a surviving entity, (B) the assumption or substitution for, as those terms are defined below, the outstanding Awards by the surviving entity or its parent or subsidiary, (C) full exercisability or vesting and accelerated expiration of the outstanding Awards, or (D) settlement of the value of the outstanding Awards in cash or cash equivalents or other property followed by cancellation of such Awards (which value, in the case of Options or Stock Appreciation Rights, shall be measured by the amount, if any, by which the Fair Market Value of a Share exceeds the exercise or grant price of the Option or Stock Appreciation Right as of the effective date of the transaction). For the purposes of this Plan, an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Stock-Based Award shall be considered assumed or substituted for if following the applicable transaction the Award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Stock-Based Award immediately prior to the applicable transaction, on substantially the same vesting and other terms and conditions as were applicable to the Award immediately prior to the applicable transaction, the consideration (whether stock, cash or other securities or property) received in the applicable transaction by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the applicable transaction is not solely common stock of the successor company or its parent or subsidiary, the Committee may, with the consent of the successor company or its parent or subsidiary, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Stock-Based Award, for each Share subject thereto, will be solely common stock of the successor company or its parent or subsidiary substantially equal in fair market value to the per share consideration received by holders of Shares in the applicable transaction. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding. The Committee shall give written notice of any proposed transaction referred to in this Section 10(c)(ii) a reasonable period of time prior to the closing date for such transaction (which notice may be given either before or after the approval of such transaction), in order that Participants may have a reasonable period of time prior to the closing date of such transaction within which to exercise any Awards that are then exercisable (including any Awards that may become exercisable upon the closing date of such transaction). A Participant may condition his or her exercise of any Awards upon the consummation of the transaction.

(iii)    Other Adjustments. The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Awards subject to satisfaction of performance goals, or performance goals and conditions relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting the Company, any Related Entity or any business unit, or the financial statements of the Company or any Related Entity, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Related Entity or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant.

(d)    Award Agreements. Each Award Agreement shall either be (a) in writing in a form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf, or (b) an electronic notice in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking one or more types of Awards as the Committee may provide; in each case and if required by the Committee, the Award Agreement shall be executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The Committee may authorize any officer of the Company to execute any or all Award Agreements on behalf of the Company. The Award Agreement shall set forth the material terms and conditions of the Award as established by the Committee consistent with the provisions of the Plan.

(e)    Taxes. The Company and any Related Entity are authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company or any Related Entity and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee. The amount of withholding tax paid with respect to an Award by the withholding of Shares otherwise deliverable pursuant to the Award or by delivering Shares already owned shall not exceed the maximum statutory withholding required with respect to that Award (or such other limit as the Committee shall impose, including without limitation, any limit imposed to avoid or limit any financial accounting expense relating to the Award).

(f)    Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate the Plan, or the Committee’s authority to grant Awards under the Plan, without the consent of shareholders or Participants, except that any amendment or alteration to the Plan shall be subject to the approval of the Company’s shareholders not later than the annual meeting next following such Board action if such shareholder approval is required by any federal or state law or regulation (including, without limitation, Rule 16b-3) or the rules of the Listing Market, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to shareholders for approval; provided that, except as otherwise permitted by the Plan or Award Agreement, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under the terms of any previously granted and outstanding Award. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award Agreement relating thereto, except as otherwise provided in the Plan; provided that, except as otherwise permitted by the Plan or Award Agreement, without the consent of an affected Participant, no such Committee or the Board action may materially and adversely affect the rights of such Participant under terms of such Award.

(g)    Clawback of Benefits.

(i)    The Company may (A) cause the cancellation of any Award, (B) require reimbursement of any Award by a Participant or Beneficiary, and (C) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with any Company policies that currently exist or that may from time to time be adopted or modified in the future by the Company and/or applicable law (each, a “Clawback Policy”). In addition, a Participant may be required to repay to the Company certain previously paid compensation, whether provided under this Plan or an Award Agreement or otherwise, in accordance with any Clawback Policy. By accepting an Award, a Participant is also agreeing to be bound by any existing or future Clawback Policy adopted by the Company, or any amendments that may from time to time be made to the Clawback Policy in the future by the Company in its discretion (including without limitation any Clawback Policy adopted or amended to comply with applicable laws or stock exchange requirements) and is further agreeing that all of the Participant’s Award Agreements (and/or awards issued under the Prior Plans) may be unilaterally amended by the Company, without the Participant’s consent, to the extent that the Company in its discretion determines to be necessary or appropriate to comply with any Clawback Policy.

(ii)    If the Participant, without the consent of the Company, while employed by or providing services to the Company or any Related Entity or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Related Entity, as determined by the Committee in its sole discretion, then (i) any outstanding, vested or unvested, earned or unearned portion of the Award may, at the Committee’s discretion, be canceled and (ii) the Committee, in its discretion, may require the Participant or other person to whom any payment has been made or Shares or other property have been transferred in connection with the Award to forfeit and pay over to the Company, on demand, all or any portion of the gain (whether or not taxable) realized upon the exercise of any Option or Stock Appreciation Right and the value realized (whether or not taxable) on the vesting or payment of any other Award during the time period specified in the Award Agreement or otherwise specified by the Committee.

(h)    Limitation on Rights Conferred Under Plan. Neither the Plan nor any action taken hereunder or under any Award shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a Related Entity; (ii) interfering in any way with the right of the Company or a Related Entity to terminate any Eligible Person’s or Participant’s Continuous Service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and Employees, or (iv) conferring on a Participant any of the rights of a shareholder of the Company or any Related Entity including, without limitation, any right to receive dividends or distributions, any right to vote or act by written consent, any right to attend meetings of shareholders or any right to receive any information concerning the Company’s or any Related Entity’s business, financial condition, results of operation or prospects, unless and until such time as the Participant is duly issued Shares on the stock books of the Company or any Related Entity in accordance with the terms of an Award. None of the Company, its officers or its directors shall have any fiduciary obligation to the Participant with respect to any Awards unless and until the Participant is duly issued Shares pursuant to the Award on the stock books of the Company in accordance with the terms of an Award. Neither the Company, nor any Related Entity, nor any of the their respective officers, directors, representatives or agents is granting any rights under the Plan to the Participant whatsoever, oral or written, express or implied, other than those rights expressly set forth in this Plan or the Award Agreement.

(i)    Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Shares pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give any such Participant any rights that are greater than those of a general creditor of the Company or Related Entity that issues the Award; provided that the Committee may authorize the creation of trusts and deposit therein cash, Shares, other Awards or other property, or make other arrangements to meet the obligations of the Company or Related Entity under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant. The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify and in accordance with applicable law.

(j)    Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable.

(k)    Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash or other consideration, the Participant shall be repaid the amount of such cash or other consideration. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(l)    Governing Law. Except as otherwise provided in any Award Agreement, the validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award Agreement shall be determined in accordance with the laws of the State of Florida without giving effect to principles of conflict of laws, and applicable federal law.

(m)    Non-U.S. Laws. The Committee shall have the authority to adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Related Entities may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of the Plan.

(n)    Plan Effective Date and Shareholder Approval; Termination of Plan. The Plan shall become effective on the Effective Date, subject to subsequent approval, within 12 months of its adoption by the Board, by shareholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements of Code Section 422, Rule 16b-3 under the Exchange Act (if applicable), applicable requirements under the rules of any stock exchange or automated quotation system on which the Shares may be listed or quoted, and other laws, regulations, and obligations of the Company applicable to the Plan. Awards may be granted subject to shareholder approval but may not be exercised or otherwise settled in the event the shareholder approval is not obtained. The Plan shall terminate at the earliest of (a) such time as no Shares remain available for issuance under the Plan, (b) termination of this Plan by the Board, or (c) the tenth anniversary of the Shareholder Approval Date. Awards outstanding upon expiration of the Plan shall remain in effect until they have been exercised or terminated or have expired.

(o)    Construction and Interpretation. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender. Headings of Articles and Sections hereof are inserted for convenience and reference and constitute no part of the Plan.

(p)    Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

NON-U.S. ADDENDUM

ADDITIONAL TERMS AND CONDITIONS FOR

WATSCO, INC.

2021 INCENTIVE COMPENSATION PLAN

This Addendum includes additional terms and conditions that govern the Awards granted under the WATSCO, INC. 2021 INCENTIVE COMPENSATION PLAN, as amended from time to time (referred to as the “Plan”) if the Participant is a non-US citizen and resides in one of the countries listed below (each, a “Non-US Participant”). Certain capitalized terms used but not defined in this Addendum have the meanings set forth in the Plan and/or the Award Agreement that relates to a Non-US Participant’s Award. By accepting the Award, the Non-US Participant agree to be bound by the terms and conditions contained in the paragraphs below in addition to the terms of the Plan and the Award Agreement, and the terms of any other document that may apply to such Non-US Participant and/or his or her Award.

CANADA

Terms and Conditions Applicable to Options

Notwithstanding Section 6(b)(ii) of the Plan or Section 5 of the Agreement, the exercise price payable in respect of Options granted to a Non-US Participant subject to Canadian laws (each, a “Canadian Participant”) may only be satisfied by the payment of cash, check or pursuant to a “cashless exercise” procedure, by delivery of a properly executed exercise notice together with such other documentation, and subject to such guidelines, as the Board or the Committee shall require to effect an exercise of the Option and delivery to the Company by a licensed broker acceptable to the Company of proceeds from the sale of Shares or a margin loan sufficient to pay the exercise price and any applicable income or employment taxes.

Notwithstanding Section 6(b)(iii) of the Plan, a Canadian Participant will not be entitled to receive Restricted Stock on the exercise of an Option.

Section 6(b)(iv) of Plan shall not apply to Canadian Participants.

Terms and Conditions Applicable to RSUs

Notwithstanding anything to the contrary in the Plan, any RSUs granted to a Canadian Participant and any dividends credited to such RSUs shall be paid in Shares only, or shall be cancelled to satisfy the requirement to pay any taxes, and do not provide any right for such Canadian Participant to receive a cash payment or Restricted Stock.

General

In determining the termination of the Continuous Service of a Canadian Participant, (i) his or her employment or service relationship will be considered terminated as of the later of (A) the date the Canadian Participant is no longer actively providing services to the Company or one of its Related Entities and (B) the last day of the period during which the Canadian Participant is entitled to notice of termination under applicable minimum employment standards legislation (the “Termination Date”) and unless otherwise expressly provided in his or her Award Agreement or determined by the Company, the Canadian Participant’s right to vest in the Options, RSUs or other Awards under the Plan, if any, will terminate as of such Termination Date, (ii) such Termination Date shall be determined without reference to any statutory severance or any contractual or common law notice of termination of which the Canadian Participant is in receipt or may be eligible to receive at common law, pursuant to a contract, or otherwise, no grants or damages in lieu thereof are payable with respect to any applicable statutory severance period or contractual or common law notice period, and notwithstanding the foregoing, in no event will the Canadian Participant receive less under his or her Award Agreement than that required by applicable minimum employment standards legislation, (iii) the Company and its Related Entities reserve the right to terminate the employment of any person, regardless of the effect of such termination of employment on entitlements under this Plan or Award Agreement, and (iv) the Canadian Participant hereby waives, and irrevocably releases the Company and its Related Entities from, any claim or entitlement to compensation or damages that may arise from any forfeiture of the Options, RSUs or other Awards as a result of the cessation of vesting on the Termination Date.

The following provision will apply to residents of Quebec:

Language Consent. The Company and each Canadian Participant who is a resident of Quebec acknowledge that it is their express wish that the Plan and any applicable Award Agreement, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente convention.

Notifications

Additional Restrictions on Resale. In addition to the restrictions on resale and transfer noted in Plan materials, securities purchased under the Plan may be subject to certain restrictions on resale imposed by Canadian provincial securities laws. Canadian Participants are encouraged to seek legal advice prior to any resale of such securities. In general, Canadian Participants may resell their securities in transactions carried out on exchanges outside of Canada.

Tax Reporting. The Tax Act and the regulations thereunder require a Canadian resident individual (among others) to file an information return disclosing prescribed information where, at any time in a tax year, the total cost amount of such individual’s “specified foreign property” (which includes shares and options) exceeds Cdn.$100,000. Each Canadian Participants should consult his or her own tax advisor regarding this reporting requirement.

WATSCO, INC.

2665 South Bayshore Drive, Suite 901

Miami, Florida 33133

PROXY FOR COMMON STOCK

2021 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ALBERT H. NAHMAD and BARRY S. LOGAN and each of them, as proxies and true and lawful attorneys and agents for and in the name of the undersigned, with full power of substitution for and in the name of the undersigned, to vote all shares of Common stock, par value $0.50 of WATSCO, INC., a Florida corporation (the “Company”), in the manner set forth below. The undersigned is entitled to vote at the 2021 Annual Meeting of Shareholders of the Company to be held at the Watsco, Inc. Corporate Office, 2665 S. Bayshore Drive, Suite 901, Miami, Florida 33133 on Monday, June 7, 2021, at 9:00 a.m. EDT, and at any and all adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3 AND 4 SET FORTH BELOW.

The undersigned hereby instructs said proxies or their substitutes:

(1)

FOR ALL [     ] WITHHOLD ALL [     ] FOR ALL EXCEPT [     ] To elect George P. Sape as a Common stock director until the Annual Meeting of Shareholders in 2024, or until his respective successor is duly elected and qualified, except for the following nominee(s)                                                       (if any).

(2)	FOR [ ] AGAINST [ ] ABSTAIN [ ] To approve the Watsco, Inc. 2021 Incentive Compensation Plan.

(3)	FOR [ ] AGAINST [ ] ABSTAIN [ ] Approval of the advisory resolution regarding the compensation of our named executive officers.

(4)	FOR [ ] AGAINST [ ] ABSTAIN [ ] To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2021 fiscal year.

NOTE: In the proxies’ discretion, the proxies are authorized to vote on any other matters, which may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

(SEE REVERSE SIDE)

(CONTINUED FROM OTHER SIDE)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATIONS.

The undersigned hereby acknowledges receipt of (i) the Company’s 2020 Annual Report to Shareholders, (ii) the Proxy Statement and (iii) the Notice of Annual Meeting dated April 30, 2021.

Date: , 2021

[SIGNATURE OF SHAREHOLDER]

[SIGNATURE OF JOINT HOLDER]

Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

WATSCO, INC.

2665 South Bayshore Drive, Suite 901

Miami, Florida 33133

PROXY FOR CLASS B COMMON STOCK

2021 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ALBERT H. NAHMAD and BARRY S. LOGAN and each of them, as proxies and true and lawful attorneys and agents for and in the name of the undersigned, with full power of substitution for and in the name of the undersigned, to vote all shares of Class B common stock, par value $0.50, of WATSCO, INC., a Florida corporation (the “Company”), in the manner set forth below. The undersigned is entitled to vote at the 2021 Annual Meeting of Shareholders of the Company to be held at the Watsco, Inc. Corporate Office, 2665 S. Bayshore Drive, Suite 901, Miami, Florida 33133 on Monday, June 7, 2021, at 9:00 a.m. EDT, and at any and all adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3 AND 4 SET FORTH BELOW.

The undersigned hereby instructs said proxies or their substitutes:

(1)

FOR ALL [     ] WITHHOLD ALL [     ] FOR ALL EXCEPT [     ] To elect Aaron J. Nahmad as a Class B common stock director until the Annual Meeting of Shareholders in 2024 and to elect Albert H. Nahmad as a Class B common stock director until the Annual Meeting of Shareholders in 2024, or until their respective successors are duly elected and qualified, except for the following nominee(s)                                                       (if any).

(2)	FOR [ ] AGAINST [ ] ABSTAIN [ ] To approve the Watsco, Inc. 2021 Incentive Compensation Plan.

(3)	FOR [ ] AGAINST [ ] ABSTAIN [ ] Approval of the advisory resolution regarding the compensation of our named executive officers.

(4)	FOR [ ] AGAINST [ ] ABSTAIN [ ] To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2021 fiscal year.

NOTE: In the proxies’ discretion, the proxies are authorized to vote on any other matters that may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

(SEE REVERSE SIDE)

(CONTINUED FROM OTHER SIDE)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATIONS.

The undersigned hereby acknowledges receipt of (i) the Company’s 2020 Annual Report to Shareholders, (ii) the Proxy Statement and (iii) the Notice of Annual Meeting dated April 30, 2021.

Date: , 2021

[SIGNATURE OF SHAREHOLDER]

[SIGNATURE OF JOINT HOLDER]

Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.